    As filed with the Securities and Exchange Commission on July 2, 1998.
                                                    Registration No. 333-56327

==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                        GRANITE BROADCASTING CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                         4833                  13-3458782
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)    Classification Code Number)   Identification
                                                                   Number)

                          767 Third Avenue, 34th Floor
                            New York, New York 10017
                                 (212) 826-2530
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                 W. DON CORNWELL
                             Chief Executive Officer
                        GRANITE BROADCASTING CORPORATION
                          767 Third Avenue, 34th Floor
                            New York, New York 10017
                                 (212) 826-2530
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

                                  -------------

                                   Copies to:
                           Russell W. Parks, Jr., Esq.
                             William A. Bianco, Esq.
                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                         1333 New Hampshire Avenue, N.W.
                                    Suite 400
                             Washington, D.C. 20036

                                  -------------

 Approximate date of commencement of proposed sale of securities to the public:
  As soon as practicable after this Registration Statement becomes effective.

                                  -------------

      If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|



                                  -------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                OFFER TO EXCHANGE


   8 7/8% SENIOR SUBORDINATED NOTES DUE MAY 15, 2008 FOR UP TO $175,000,000 IN PRINCIPAL AMOUNT OUTSTANDING 8 7/8% SERIES A SENIOR SUBORDINATED NOTES DUE MAY
                                    15, 2008
                                       OF

                       GRANITE BROADCASTING CORPORATION

                                  -------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON AUGUST 10, 1998, UNLESS EXTENDED

      Granite Broadcasting Corporation, a Delaware corporation ("Granite" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its newly issued 8 7/8% Senior Subordinated Notes due May 15, 2008 (the "New Notes") for each $1,000 principal amount of the outstanding 8 7/8% Series A Senior Subordinated Notes due May 15, 2008 (the "Old Notes") of the Company, of which $175,000,000 principal amount is outstanding. The New Notes will be obligations of the Company issued pursuant to the Indenture under which the Old Notes were issued (the "Indenture"). The form and terms of the Old Notes are the same as the form and terms of the New Notes except that (i) the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus is a part, and thus will not bear legends restricting their transfer pursuant to the Securities Act, (ii) the holders of the New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement (as defined herein) which will terminate upon the consummation of the Exchange Offer and (iii) for certain contingent interest rate provisions. See "The Exchange Offer." The New Notes and the Old Notes are together referred to herein as the "Notes."


      Granite will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m. New York City time, on the date the Exchange Offer expires, which will be August 10, 1998, unless the Exchange Offer is extended (the "Expiration Date"). The exchange of New Notes for Old Notes will be made (i) with respect to all Old Notes validly tendered and not withdrawn on or prior to 5:00 p.m. New York City time, on July 31, 1998 (the "Early Exchange Date"), within two business days following the Early Exchange Date, and (ii) with respect to all Old Notes validly tendered and not withdrawn after the Early Exchange Date and on or prior to the Expiration Date, within two business days following the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company. See "The Exchange Offer." The Company has agreed to pay the expenses of the Exchange Offer.

      Interest on the New Notes will accrue from May 11, 1998 or from the most recent interest payment date on the Old Notes surrendered in exchange therefor. Interest on the New Notes is payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 1998, at a rate of 8 7/8% per annum. The New Notes will be issued only in registered form in minimum denominations of $1,000 and integral multiples thereof. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from May 11, 1998 to the date of issuance of the New Notes.

                                                      (Continued on next page)

                                 --------------

      See "Risk Factors" beginning on page 13 of this Prospectus for a discussion of certain risks associated with an investment in the New Notes.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is July 7, 1998

      The New Notes will be redeemable, at the option of the Company, in whole or in part, on or after May 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to May 15, 2001, the Company may, at its option and subject to certain requirements, redeem up to an aggregate of 35% of the aggregate principal amount of Notes with the net proceeds from one or more sales of Capital Stock at the redemption price set forth herein plus accrued and unpaid interest to the redemption date, provided that after any such redemption the aggregate principal amount of the Notes then outstanding is at least 65% of the aggregate principal amount of the Notes issued. Subject to certain conditions, upon the occurrence of a Change of Control, the Company will be required to offer to purchase all of the then outstanding Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

      The New Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined) and will rank pari passu with the Company's outstanding
10 3/8% Notes and 9 3/8% Notes (each as defined) (collectively, the "Existing Notes") and will rank pari passu with or senior to all future Debt of the Company that expressly provides that it ranks pari passu with or junior to the Notes, as the case may be. On a pro forma basis, after giving effect to an acquisition and certain dispositions and the consummation of the offering of the Old Notes as though such transactions had occurred on March 31, 1998, there would have been $18.2 million of Senior Debt of the Company outstanding and $227.1 million of Debt ranking pari passu with the Notes.

      Old Notes initially purchased by qualified institutional buyers were initially represented by a single, global Note in registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The New Notes exchanged for Old Notes represented by the global Note will be represented by one or more global New Notes in registered form, registered in the name of the nominee of DTC. New Notes in global form will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such New Notes will therefore settle in immediately available funds. See "Description of New Notes -- Form, Denomination and Book -- Entry Procedures." New Notes issued to non-qualified institutional buyers in exchange for Old Notes held by such investors will be issued only in certificated, fully registered, definitive form.

      The Old Notes were originally issued and sold on May 11, 1998 in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the requirements of the Securities Act is available. Based upon interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to unrelated third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchases such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the New Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal relating the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period from the date of this Prospectus until 180 days after the consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers. See "The Exchange Offer" and "Plan of Distribution."

      Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes.

      Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not intend to list the New Notes on a national securities exchange or to apply for quotation of the New Notes through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the New Notes will develop.

      The Company will not receive any proceeds from this offering, and no underwriter is being used in connection with the Exchange Offer. See "Use of Proceeds."

      THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The reports and other information filed by the Company with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports and other information regarding the Company. The Company's Common Stock (Nonvoting), par value $.01 per share, and Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share, are quoted on the Nasdaq National Market and such reports and other information can be inspected and copied at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, the Company intends to furnish registered holders of the Notes with annual reports containing consolidated financial statements audited by independent certified public accountants and with quarterly reports containing unaudited financial information for each of the first three fiscal quarters of the Company's fiscal year.

      The Company has filed with the Commission a Registration Statement (which term shall include any amendment, exhibit, schedule and supplement thereto) on Form S-4 under the Securities Act for the registration of the New Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus concerning the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission may be inspected at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Company has agreed that, if it is not subject to the informational requirements of Sections 13 or 15(d) of the Exchange Act at any time while the Notes constitute "restricted securities" within the meaning of the Securities Act, it will furnish to holders and beneficial owners of the Notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until the consummation of the Exchange Offer.

                          INCORPORATION BY REFERENCE

      The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarterly period ended March 31, 1998, and Current Report on Form 8-K filed July 1, 1998, all of which have been filed by the Company with the Commission, are incorporated by reference into this Prospectus. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.


      THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST FROM ELLEN MCCLAIN HAIME, GRANITE BROADCASTING CORPORATION, 767 THIRD AVENUE, 34TH FLOOR, NEW YORK, NEW YORK 10017, (212) 826-2530. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 31, 1998.

                                TABLE OF CONTENTS
                                -----------------

                                                                         Page
                                                                         ----
AVAILABLE INFORMATION..................................................   ii

INCORPORATION BY REFERENCE.............................................  iii

PROSPECTUS SUMMARY.....................................................    1

RISK FACTORS...........................................................   13

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS........................   17

USE OF PROCEEDS........................................................   18

THE EXCHANGE OFFER.....................................................   19

CAPITALIZATION.........................................................   25

PRO FORMA CONDENSED FINANCIAL STATEMENTS...............................   26

DESCRIPTION OF NEW NOTES...............................................   33

DESCRIPTION OF CERTAIN INDEBTEDNESS....................................   52

PLAN OF DISTRIBUTION...................................................   57

EXPERTS ...............................................................   58

LEGAL MATTERS..........................................................   58

INDEX TO FINANCIAL STATEMENTS..........................................  F-1

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain factors to be considered in connection with an investment in the New Notes. Unless the context requires otherwise, references to the "Company" or "Granite" include Granite Broadcasting Corporation and its subsidiaries.

                                  The Company

      Granite is a group broadcasting company which operates eleven network-affiliated television stations. The Company has pending the acquisition of KOFY-TV, the WB affiliated station serving the San Francisco-Oakland-San Jose, California television market ("KOFY"), for aggregate consideration to the sellers of $173.8 million (the "KOFY Acquisition"), and has agreed to sell WWMT-TV, the CBS affiliated station serving the Grand Rapids-Kalamazoo-Battle Creek, Michigan television market ("WWMT") and WLAJ-TV, the ABC affiliated station serving the Lansing, Michigan television market ("WLAJ") for $170.0 million in the aggregate. The Company currently operates WLAJ pursuant to a time brokerage agreement and has a contract to purchase WLAJ for $19.4 million. The net proceeds from the sale of WWMT and WLAJ, after payment of the purchase price for WLAJ, will be used to fund part of the purchase price of KOFY.

      The acquisition of KOFY would add to the Granite station group a second WB affiliate in a top-ten market and would increase the pro forma revenue contribution from stations affiliated with the fast-growing WB network to more than 20%. The Company plans to combine the resources of KOFY with those of KNTV, its San Jose, California station, and utilize KNTV's capabilities to launch a news franchise for KOFY. With news programming, KOFY should gain access to the market for news-targeted television advertising in San Francisco. Upon completion of the KOFY Acquisition and the sale of WWMT and WLAJ, the Company will own 10 network-affiliated stations, diverse in geographic locations and network affiliations, reaching communities representing approximately 7.0% of the total television households in the United States.

      The Company's goal is to identify and acquire properties that management believes have the potential for substantial long-term appreciation and to aggressively manage such properties to improve their operating results. Since its inception, the Company has grown significantly, primarily as a result of a series of carefully selected acquisitions involving network affiliated television stations in increasingly larger markets and also as a result of the implementation of the Company's operating strategies. For the year ended December 31, 1997 as compared to the year ended December 31, 1996, Granite's net revenue increased by 19% to $153,512,000, its broadcast cash flow increased by 22% to $69,783,000 and its EBITDA increased by 20% to $62,544,000. See "Summary Consolidated Financial Data," and "Pro Forma Condensed Financial Statements."

--------------------------------------------------------------------------------
                                       1

--------------------------------------------------------------------------------

      The following table sets forth general information for each of the Company's stations:

                                                            Year          Network         Market         Station
                                           Station        Acquired      Affiliation      Rank(a)         Rank(a)
                                           -------        --------      -----------      -------         -------
New Market:
 San Francisco-Oakland-San Jose,
      California....................        KOFY          Pending            WB              5             8
 Existing Markets:
   Detroit, Michigan ...............        WDWB          1997               WB              9             6
   Grand Rapids - Kalamazoo -
     Battle Creek, Michigan.........        WWMT          1995(b)           CBS             37             1
   Buffalo, New York................        WKBW          1995              ABC             40             1
   San Jose, California(c) .........        KNTV          1990              ABC             52             4
   Fresno - Visalia, California.....        KSEE          1993              NBC             55             2
   Austin, Texas....................        KEYE          1995              CBS             60             1
   Syracuse, New York...............        WTVH          1993              CBS             72             2
   Fort Wayne, Indiana..............        WPTA          1989              ABC            102             1 (tie)
   Lansing, Michigan................        WLAJ       Pending(b)(d)        ABC            105             3 (tie)
   Peoria - Bloomington, Illinois...        WEEK          1988              NBC            110             1
   Duluth, Minnesota -
     Superior, Wisconsin............        KBJR          1988              NBC            134             1 (tie)

----------

(a) "Market rank" refers to the size of the television market or Designated Market Area ("DMA") as defined by the A.C. Nielsen Company ("Nielsen"), except for San Jose. KNTV, whose DMA is the Salinas-Monterey television market, primarily serves San Jose and Santa Clara County (which are part of the San Francisco-Oakland-San Jose DMA). If Santa Clara County were a separate DMA, it would rank as the 52nd largest DMA in the United States. "Station rank" represents the rank of a station in its DMA, based on sign-on to sign-off station audience share of such station. All market rank data is derived from the February 1998 Nielsen Station Index, which includes ratings from the 1998 Winter Olympics. All station rank data is derived from an average of the Nielsen Station Index for February 1998, November 1997, May 1997 and February 1997, unless otherwise noted.

(b) The Company has agreed to sell WWMT and WLAJ. See "Recent Developments - WWMT and WLAJ Sale Agreement."

(c) Station rank data is for the Salinas-Monterey television market and does not reflect KNTV's audience in the adjacent market of San Jose.

(d) WLAJ is currently being operated by the Company pursuant to a time brokerage agreement.

-------------------------------------------------------------------------------
                                       2

--------------------------------------------------------------------------------

                               Recent Developments

KOFY Acquisition Agreement

      On October 3, 1997, the Company entered into a definitive agreement with Pacific FM Incorporated ("Pacific"), a California corporation, James J. Gabbert and Michael P. Lincoln to acquire 51% of the outstanding stock of Pacific, the owner of KOFY, the WB affiliated station serving the San Francisco-Oakland-San Jose, California television market. On June 26, 1998, the Company entered into definitive agreements with The Michael Lincoln Charitable Remainder Unitrust and The James J. Gabbert Charitable Remainder Unitrust to acquire the remaining 49% of the stock of Pacific. The total purchase price for all the stock of Pacific will be $143.8 million in cash, subject to certain adjustments. In addition, the Company will pay $30.0 million to the principal shareholders of Pacific for a covenant not to compete in the San Francisco-Oakland-San Jose television market for a period of five years from the closing of the Company's acquisition. The Company has an agreement to enter into a new network affiliation agreement with WB at the closing of the KOFY Acquisition, for a term expiring on December 31, 2007.


      The consummation of the KOFY acquisition is contingent on, among other things, approval by the Federal Communications Commission ("FCC") and other customary closing conditions. On June 24, 1998, Granite received an initial order from the FCC granting the transfer of control of Pacific to Granite. In so doing, the FCC granted a temporary waiver of the FCC's local television multiple ownership rule permitting Granite's common ownership of both KOFY and KNTV, the ABC station serving the San Jose, California television market, provided that Granite files an application with the FCC to bring the Company into compliance with this FCC rule within nine months of the acquisition of KOFY. The acquisition of KOFY is expected to be completed early in the third quarter of 1998.

WWMT and WLAJ Sale Agreement

      On February 19, 1998, the Company and certain of the Company's subsidiaries entered into a definitive agreement with Freedom Communications, Inc. ("Freedom"), a California corporation, whereby Freedom will acquire the assets of WWMT and WLAJ for a total purchase price of $170.0 million in cash, subject to certain adjustments. Granite acquired all of the assets of WWMT in 1995 for $95.0 million and has a contract to acquire all of the assets of WLAJ for $19.4 million. Granite currently operates WLAJ pursuant to a time brokerage agreement. It is anticipated that the net proceeds from the sale of WWMT and WLAJ, after payment of the purchase price for WLAJ, will be used to fund part of the purchase price for the KOFY Acquisition.

      The consummation of the sale of WWMT and WLAJ is contingent on, among other things, approval by the FCC and satisfaction of other customary closing conditions. The FCC has granted its consent to the assignment of WWMT from Granite to Freedom. This order became final on June 30, 1998. Because WWMT and WLAJ operate in overlapping service areas, Freedom must obtain a waiver of the FCC's local television multiple ownership rules before the assignment of WLAJ can be granted. On June 24, 1998, the FCC granted a temporary waiver of the local television multiple ownership rule and an initial order approving the sale of WLAJ to Freedom. See "Risk Factors -- No Assurance of Closing KOFY Acquisition or Disposition of WWMT and WLAJ."


      It is contemplated that the sale of WWMT and WLAJ will close early in the third quarter of 1998.

First Quarter Financial Results

      For the three months ended March 31, 1998 as compared to the three months ended March 31, 1997, Granite's net revenue increased by 14% to $36,724,000, its broadcast cash flow increased by 15% to $14,409,000 and its after-tax cash flow increased by 193% to $2,546,000. The increase in net revenue was primarily due to significant increases in advertising revenue driven by Olympic spending at the Company's CBS affiliated stations, substantial advertising revenue growth at WDWB in Detroit, Michigan, increased political spending in an election year and strong non political local advertising at virtually all of the Company's stations, as well as the inclusion of one additional month of operations of WDWB.

                                   ----------

      The Company's Principal Executive Offices are located at 767 Third Avenue, 34th Floor, New York, New York 10017, telephone number (212) 826-2530.

--------------------------------------------------------------------------------
                                       3

--------------------------------------------------------------------------------

                     Summary of Terms of the Exchange Offer

      The Exchange Offer relates to the exchange of up to $175,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of the Company issued pursuant to the Indenture. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except (i) that the New Notes have been registered under the Securities Act,
(ii) that the New Notes are not entitled to certain registration rights which are applicable to the Old Notes under the Registration Rights Agreement and
(iii) for certain contingent interest rate provisions. The Old Notes and the New Notes are together referred to herein as the "Notes." See "Description of New Notes."



The Exchange Offer....  $1,000 principal amount of New Notes will be issued in exchange for each $1,000 principal amount of Old Notes
                        validly tendered pursuant to the Exchange Offer. The
                        exchange of New Notes for Old Notes will be made (i)
                        with respect to all Old Notes validly tendered and not
                        withdrawn on or prior to the Early Exchange Date,
                        within two business days following the Early Exchange
                        Date, and (ii) with respect to all Old Notes validly
                        tendered and not withdrawn on or prior to the
                        Expiration Date, within two business days following
                        the Expiration Date. As of the date hereof,
                        $175,000,000 in aggregate principal amount of Old
                        Notes are outstanding.

Resale...............   Based on interpretations by the staff of the Commission
                        set forth in no-action letters issued to unrelated third
                        parties, the Company believes that New Notes issued
                        pursuant to the Exchange Offer in exchange for Old Notes
                        may be offered for resale and resold or otherwise
                        transferred by holders thereof (other than any
                        Restricted Holder) without compliance with the
                        registration and prospectus delivery provisions of the
                        Securities Act, provided that such New Notes are
                        acquired in the ordinary course of such holders'
                        business and such holders are not participating, do not
                        intend to participate and have no arrangement or
                        understanding with any person to participate, in a
                        distribution of such New Notes. See "K-III
                        Communications Corporation," SEC No-Action Letter
                        (available May 14, 1993); "Morgan Stanley & Co.,
                        Incorporated," SEC No-Action Letter (available June 5,
                        1991); and "Exxon Capital Holdings Corporation," SEC
                        No-Action Letter (available May 13, 1988). Each
                        broker-dealer that receives New Notes for its own
                        account in exchange for Old Notes, where such Old Notes
                        were acquired by such broker-dealer as a result of
                        market-making activities or other trading activities,
                        must acknowledge that it will deliver a prospectus in
                        connection with any resale of such New Notes. See "Plan
                        of Distribution."

                        If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the preceding paragraph, such person could not rely on the position of the staff of the Commission and must comply with the Prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Therefore each holder of Old Notes who accepts the Exchange Offer must represent in the Letter of Transmittal that it meets the conditions described above. See "The Exchange
                        Offer--Purpose and Effects of the Exchange Offer."

Early Exchange Date...  All Notes validly tendered and not withdrawn on or prior to 5:00 p.m. New York City time, on July 31, 1998
                        (the "Early Exchange Date") will be exchanged for New
                        Notes within two business days following the Early
                        Exchange Date.

-------------------------------------------------------------------------------
                                       4


--------------------------------------------------------------------------------

Expiration Date.......  5:00 p.m., New York City time, on August 10, 1998 unless the Exchange Offer is extended, in which case the term
                        "Expiration Date" means the latest date and time to
                        which the Exchange Offer is extended. See "The Exchange
                        Offer -- Expiration Date; Extensions; Amendments."

Accrued Interest on the
  New Notes and the Old
  Notes...............  Interest will accrue on the New Notes from May 11,
                        1998 or from the most recent interest payment date on
                        the Old Notes surrendered in exchange therefor. Holders
                        of Old Notes whose Old Notes are accepted for exchange
                        will be deemed to have waived the right to receive any
                        payment in respect of interest accrued from May 11,
                        1998 to the date of issuance of the New Notes. See
                        "The Exchange Offer -- Interest on the New Notes."

Conditions to the
  Exchange Offer......  The Company will not be obligated to consummate the
                        Exchange Offer if the New Notes to be received will
                        not be tradeable by the holder, other than in the
                        case of Restricted Holders, without restriction under
                        the Securities Act and the Exchange Act and without
                        material restrictions under the blue sky or securities
                        laws of substantially all of the states of the United
                        States. This condition may be waived by the Company.
                        See "The Exchange Offer -- Conditions."

                        No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than the registration provisions of the Securities Act and any applicable registration or qualification provisions of state securities laws.

Procedure for Tendering
   Old Notes..........  Each holder of Old Notes wishing to accept the
                        Exchange Offer must complete, sign and date the Letter
                        of Transmittal, or a facsimile thereof, in accordance
                        with the instructions contained herein and therein, and
                        mail or otherwise deliver such Letter of Transmittal,
                        or such facsimile, together with the Old Notes (unless
                        such tender is being effected pursuant to the
                        procedures for book-entry transfer described below)
                        to be exchanged and any other required documentation
                        to the Exchange Agent (as defined herein) at the
                        address set forth herein and therein. See "The
                        Exchange Offer -- Procedure for Tendering."

Special Procedures for
  Beneficial Holders..  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer -- Procedure for Tendering."


--------------------------------------------------------------------------------
                                       5


--------------------------------------------------------------------------------

Guaranteed Delivery
Procedures ...........  Holders of Old Notes  who wish to tender  their Old
                        Notes and whose Old Notes are not immediately available
                        or who cannot deliver their Old Notes (or who cannot
                        complete the procedures for book-entry transfer on a
                        timely basis) and a properly completed Letter of
                        Transmittal or any other documents required by the
                        Letter of Transmittal to the Exchange Agent prior to
                        the Early Exchange Date or Expiration Date, as the case
                        may be, may tender their Old Notes according to the
                        guaranteed delivery procedures set forth in "The
                        Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights.....  Tenders of Old Notes may be  withdrawn  at any time prior to 5:00 p.m., New York City time, on the
                        Expiration Date, unless previously accepted for
                        exchange. See "The Exchange Offer -- Withdrawal of
                        Tenders."

Acceptance of Old
  Notes Delivery of
  New Notes .........   Subject to certain conditions (as summarized above in
                        "Conditions to the Exchange Offer" and described more
                        fully in "The Exchange Offer -- Conditions"), the
                        Company will accept for exchange any and all Old Notes
                        which are validly tendered in the Exchange Offer prior
                        to 5:00 p.m., New York City time, on each of the Early
                        Exchange Date or the Expiration Date. The New Notes
                        issued pursuant to the Exchange Offer will be delivered
                        promptly following each of the Early Exchange Date or
                        the Expiration Date. See "The Exchange Offer -- Terms
                        of the Exchange Offer."

Consequence of Failure
  to Exchange.......    Holders of Old Notes who do not  exchange  their Old
                        Notes for New Notes pursuant to the Exchange Offer will
                        continue to be subject to the restrictions on transfer
                        of such Old Notes as set forth on the legend thereon.
                        In addition, if the Exchange Offer is consummated, the
                        Company does not intend to file further registration
                        statements for the sale or other disposition of the
                        Notes. See "Risk Factors -- No Public Market for the
                        Notes" and -- Consequences of the Exchange Offer on
                        Non-Tendering Holders of Old Notes."

Registration Rights
 Agreement; Effect on
 Holders.............   The Old Notes were sold by the Company on May 11, 1998
                        to Goldman, Sachs & Co., Bear Stearns & Co. Inc. and
                        Salomon Brothers Inc, as the initial purchasers (the
                        "Initial Purchasers") pursuant to a Purchase Agreement
                        dated May 6, 1998 between the Company and the Initial
                        Purchasers (the "Purchase Agreement"). The Initial
                        Purchasers subsequently sold the Old Notes to qualified
                        institutional buyers and non-U.S. persons in reliance
                        on Rule 144A and Regulation S, respectively, under the
                        Securities Act. Pursuant to the Purchase Agreement, the
                        Company and the Initial Purchasers entered into an
                        Exchange and Registration Rights Agreement dated as
                        of May 11, 1998 (the "Registration Rights Agreement")
                        which grants the holders of the Old Notes certain
                        exchange and registration rights. The Exchange Offer
                        is being made to satisfy this contractual obligation of
                        the Company. The holders of New Notes are not entitled
                        to any exchange or registration rights with respect to
                        the New Notes. See "The Exchange Offer -- Purpose and
                        Effects of the Exchange Offer."

                                       6



Certain Tax
 Considerations......   Akin, Gump, Strauss, Hauer & Feld, L.L.P. has opined
                        that the exchange pursuant to the Exchange Offer should
                        not be a taxable event for federal income tax purposes.
                        See "Certain U.S. Federal Income Tax Consequences."

Exchange Agent.......   The Bank of New York, the Trustee  under the  Indenture,
                        is serving as exchange agent (the "Exchange Agent") in
                        connection with the Exchange Offer. The address of the
                        Exchange Agent is: The Bank of New York, 101 Barclay
                        Street - 7E, New York, New York 10286,
                        Attention: Enrique Lopez, Reorganization Section.
                        For information with respect to the Exchange Offer,
                        call (212) 815-6333.

Use of Proceeds......   The Company will not receive any  proceeds  from the
                        exchange of the New Notes for the Old Notes pursuant
                        to the Exchange Offer. The net proceeds from the sale
                        of Old Notes of approximately $169,000,000 (after
                        deducting underwriting discounts and expenses of the
                        offering) were used to repay all outstanding term
                        loan and revolving credit borrowings under the Credit
                        Agreement, to retire certain other outstanding
                        indebtedness and for additions to working capital.
                        See "Use of Proceeds."

--------------------------------------------------------------------------------
                                       7


--------------------------------------------------------------------------------

                      Summary Description of the New Notes

Securities Offered....  $175,000,000  principal  amount of 8 7/8% Senior
                        Subordinated Notes due May 15, 2008 (the "New Notes").

Maturity Date.........  May 15, 2008.

Interest Payment
 Dates................  May 15 and November 15, commencing  November 15, 1998, and accruing from May 11, 1998.

Optional Redemption...  The Notes will be redeemable at the option of the
                        Company, in whole or in part, at any time on or after May 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, prior to May 15, 2001, the Company may, at its option, use the net proceeds of one or more sales of Capital Stock to redeem up to 35% of the aggregate principal amount of the Notes, at 108.875% of their principal amount, plus accrued and unpaid interest to the date of redemption; provided that after any such redemption, the aggregate principal amount of the Notes outstanding must equal at least 65% of the aggregate principal amount of Notes issued and that such redemption occurs within 90 days following the closing of such sale of Capital Stock.

Change of Control.....  In the event of a Change of Control, the Company  will, subject to certain conditions, be required to offer to
                        purchase all outstanding Notes at a purchase price
                        equal to 101% of the principal amount thereof, plus
                        accrued and unpaid interest to the date of purchase.
                        There can be no assurance that the Company will have
                        sufficient funds to purchase all the Notes in the
                        event of a Change of Control or that the Company would
                        be able to obtain financing for such purpose on
                        favorable terms, if at all.

Mandatory Sinking
 Fund.................  None.

Ranking................ The New Notes will be general unsecured  obligations of the Company and will be subordinated in right of
                        payment to all existing and future Senior Debt of the
                        Company. In addition, the Notes will be effectively
                        subordinated to all existing and future Debt of the
                        Company's subsidiaries. The Notes will rank pari passu
                        with the Company's existing 10 3/8% Senior Subordinated
                        Notes due May 15, 2005 (the "10 3/8% Notes") and 9 3/8%
                        Senior Subordinated Notes due December 1, 2005 (the
                        "9 3/8% Notes" and, collectively with the 10 3/8% Notes,
                        the "Existing Notes") and will rank pari passu with or
                        senior to any class or series of Debt that expressly
                        provides that it ranks pari passu with or junior to the
                        Notes, as the case may be. See "Description of
                        Notes-Subordination." On a pro forma basis, after
                        giving effect to the acquisition, certain dispositions
                        and the consummation of the offering of the Old Notes,
                        at March 31, 1998, the Company had $18.2 million of
                        Senior Debt of outstanding and $227.1 million of Debt
                        ranking pari passu with the Notes. See "Description
                        of New Notes -- Subordination."


--------------------------------------------------------------------------------
                                       8


--------------------------------------------------------------------------------

Form of New Notes.....  New Notes will be represented by one or more Notes in registered, global form without interest coupons, and
                        deposited with DTC or a custodian for DTC and
                        registered in the name of a nominee of DTC, as
                        depository. The Old Notes, to the extent directed by
                        holders thereof in their Letters of Transmittal, will
                        be exchanged through book-entry electronic transfer
                        for one or more New Notes in registered, global form
                        without interest coupons representing the New Notes
                        (collectively, the "New Global Notes") registered in
                        the name of DTC or its nominee. See "Description of
                        New Notes -- Form, Denomination and Book-Entry
                        Procedures."

Certain Covenants.....  The Indenture will contain certain covenants that, among other things, limit the ability of the Company
                        and its subsidiaries to incur additional Debt, pay
                        dividends or make certain other restricted payments,
                        enter into certain transactions with affiliates, or
                        merge or consolidate with or sell all or substantially
                        all of their assets to any other person. See
                        "Description of New Notes."


                                  Risk Factors

      Holders of Old Notes should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in this Prospectus before tendering Old Notes in exchange for New Notes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       Summary Consolidated Financial Data

      The summary historical financial information presented below should be read in conjunction with the Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein. The acquisitions by the Company of its operating properties during the periods for which the summary data is presented below materially affect the comparability of such data from one period to another. The historical Statement of Operations Data and Selected Balance Sheet Data for the years ended December 31, 1993 through 1997 presented below is derived from audited financial statements. The historical Statement of Operations Data for the three months ended March 31, 1998 and March 31, 1997 and the historical Selected Balance Sheet Data as of March 31, 1998 has not been audited, but in the opinion of management, includes all adjustments necessary for a fair presentation of the information shown. The summary pro forma financial data presented below is unaudited and should be read in conjunction with the Pro Forma Condensed Consolidated Financial Statements and notes thereto contained elsewhere herein.

                                             Years Ended December 31,
                                -------------------------------------------------------------       1997
                                                                                                     Pro
                                    1993         1994         1995         1996        1997        Forma(a)
                                ----------------------------------------------------------------------------
                                                         (in thousands)
Statement of Operations Data:
Net revenue .................   $  37,499    $  62,856    $  99,895    $ 129,164    $ 153,512    $ 151,503
Station operating expenses ..      22,790       37,764       55,399       72,089       83,729       87,139
Time brokerage agreement
  fees ......................          --           --           --          150          600           --
Depreciation ................       2,398        3,420        4,514        6,144        5,718        4,726
Amortization ................       3,359        3,873        7,592        9,737       13,824       25,102
Corporate expense ...........       1,375        2,162        3,132        4,800        6,639        6,639
Non-cash compensation .......         123          282          363          496          986          986
                                ---------    ---------    ---------    ---------    ---------    ---------

Operating income ............       7,454       15,355       28,895       35,748       42,016       26,911
Other expenses (income) .....         479          309          798        1,034        1,167         (185)
Equity in net loss (income)
  of investee ...............          --           --         (439)         995        1,531        1,531
Interest expense, net .......      10,977       10,707       27,026       36,765       38,986       39,862
Non-cash interest expense ...         505          842        1,738        2,087        2,182        2,002
                                ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) before income
  taxes and extraordinary ...      (4,507)       3,497         (228)      (5,133)      (1,850)     (16,299)
item
(Provision) benefit for
  income tax ................         472         (450)        (555)        (761)      (1,616)        (346)
                                ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) before
  extraordinary item ........      (4,035)       3,047         (783)      (5,894)      (3,466)   $ (16,645)
                                                                                                 =========

Extraordinary loss on
  extinguishment of debt ....      (1,007)          --           --       (2,891)      (5,569)
                                ---------    ---------    ---------    ---------    ---------

Net income (loss) ...........   $  (5,042)   $   3,047    $    (783)   $  (8,785)   $  (9,035)
                                =========    =========    =========    =========    =========

Net loss attributable to
  common shareholders .......   $  (5,278)   $    (688)   $  (4,368)   $ (12,310)   $ (31,207)
                                =========    =========    =========    =========    =========

                                     Three Months Ended March 31,
                                --------------------------------------
                                                             Pro Forma
                                     1997        1998         1998(a)
                                --------------------------------------
                                              (unaudited)
Statement of Operations Data:
Net revenue .................   $  32,298    $  36,724    $  35,302
Station operating expenses ..      19,797       22,315       22,608
Time brokerage agreement
fees ........................         150          150           --
Depreciation ................       1,375        1,365        1,231
Amortization ................       3,171        3,584        6,312
Corporate expense ...........       1,474        2,017        2,017
Non-cash compensation .......         192          332          333
                                ---------    ---------    ---------
Operating income ............       6,139        6,961        2,801
Other expenses (income) .....         192          241          216
Equity in net loss (income)
  of investee ...............         400          487          487
Interest expense, net .......       9,778        9,209        9,685
Non-cash interest expense ...         576          475          430
                                ---------    ---------    ---------
Income (loss) before income
  taxes and
  extraordinary item ........      (4,807)      (3,451)      (8,017)

(Provision) benefit for
  income tax ................        (150)        (496)        (155)
                                ---------    ---------    ---------
Income (loss) before
  extraordinary item ........      (4,957)      (3,947)   $  (8,172)
                                                          =========
Extraordinary loss on
  extinguishment of debt ....        (321)          --
                                ---------    ---------
Net income (loss) ...........   $  (5,278)   $  (3,947)
                                =========    =========
Net loss attributable to
  common shareholders .......   $  (9,474)   $ (10,060)
                                =========    =========

                                                                                                                March 31,
                                                             December 31,                                         1998
                                    ----------------------------------------------------------     March 31,   ------------
                                       1993        1994         1995      1996          1997        1998       Pro Forma(a)
                                    ---------    ---------   ---------  ---------    ---------    ---------    ------------
                                                                                                  (unaudited)  (unaudited)
Selected Balance Sheet Data:
Total assets ....................   $ 191,517   $ 189,881   $ 452,221   $ 452,563    $ 633,614    $ 624,442    $ 779,725
Total debt ......................      99,000      99,250     341,000     351,561      392,779      385,790      419,461
Cumulative exchangeable
  preferred stock ...............          --          --          --          --      162,537      167,858      167,858
Convertible preferred stock .....      49,139      49,171      45,488      45,488       45,163       41,563       41,563
Stockholders' equity (deficit) ..      12,075      11,729       8,868      (3,135)     (33,257)     (39,257)      14,949

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                                                                Twelve Months
                                                 Years Ended December 31,                           Ended
                                ----------------------------------------------------    1997       March 31,
                                                                                         Pro        1998
                                   1993      1994       1995       1996       1997    Forma(a)  Pro Forma(a)
                                ---------  ---------  ---------  ---------  -------- ---------- -------------
                                                                                     (unaudited) (unaudited)
Other Data:
Broadcast cash flow(b)(d) ...   $14,709    $25,092    $44,496    $57,075    $69,783    $64,364    $66,388
Broadcast cash flow margin ..     39.2%      39.9%      44.5%      44.2%      45.5%      42.5%      43.0%
EBITDA(c) (d) ...............   $13,334    $22,930    $41,364    $52,125    $62,544    $57,725    $59,206
EBITDA margin ...............     35.6%      36.5%      41.4%      40.4%      40.7%      38.1%      38.4%
After-tax cash flow(e) ......   $ 2,809    $11,651    $13,275    $13,951    $22,075    $17,702    $18,571
Cash flows provided by (used
  in) operating activities ..   $ 3,611    $ 5,808    $ 8,806    $13,291    $10,345
Capital expenditures ........   $ 1,089    $ 2,628    $ 7,682    $ 6,938    $ 5,875    $ 5,875    $ 5,865
Ratio of earnings to fixed
  charges(f) ................        --      1.30x         --         --         --         --         --
Ratio of long-term debt
  to EBITDA .................                                                 6.28x      7.27x      7.08x
Ratio of EBITDA to total cash
  interest expense ..........                                                 1.60x      1.45x      1.52x


----------

(a) Gives effect to the sale of the Old Notes and application of the proceeds therefrom, the KOFY Acquisition and the related borrowings under the Credit Agreement, the disposition of WWMT and WLAJ and the refinancing of certain debentures with borrowings under the Credit Agreement, as if all such transactions occurred on January 1, 1997 in the case of statement of operations data and on March 31, 1998 in the case of selected balance sheet data. 1997 pro forma statement of operations data also gives effect to the acquisition of WDWB, which was acquired as of January 31, 1997, as if such acquisition occurred as of January 1, 1997. See "Use of Proceeds" and "Pro Forma Condensed Financial Statements."

(b) "Broadcast cash flow" means operating income plus time brokerage agreement fees, depreciation and amortization, corporate expense and non-cash compensation. The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and are also used by investors to measure a company's ability to service debt. Broadcast cash flow is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in the Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(c) "EBITDA" means operating income plus depreciation and amortization and non-cash compensation expense. Operating income is reduced for the years ended December 31, 1996 and 1997 on a historical basis by the time brokerage agreement fees associated with the Company's operation of station WLAJ. Such fees will terminate upon the Company's planned disposition of WLAJ in the second quarter of 1998. The Company has included EBITDA data because such data are used by investors to measure a company's ability to service debt. EBITDA does not purport to represent cash provided by operating activities as reflected in the Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(d) The pro forma financial results exclude the effects of estimated cost savings resulting from the KOFY Acquisition. The Company expects to realize approximately $1,100 of annualized net cost savings resulting from the elimination of duplicative staffing and redundant operating expenses and new rates associated with revised vendor contracts. On a pro forma basis, assuming the acquisition and the related cost savings had been realized on the first day of the periods presented, broadcast cash flow and EBITDA would have been $65,464 and $58,825, respectively, for the year ended December 31, 1997 and $67,488 and $60,306, respectively, for the latest twelve months ended March 31, 1998. There can be no assurances that the cost savings described above will be achieved or as to the timing of any realization of benefit.

(e) After-tax cash flow is income (loss) before extraordinary item plus depreciation, amortization, non-cash compensation, non-cash interest expense, the non-cash portion of the (provision) benefit for income taxes and the equity in net loss of investee. After-tax cash flow is not a measure of financial performance under
--------------------------------------------------------------------------------
                                       11

--------------------------------------------------------------------------------

      generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(f) For purposes of computing the ratio of earnings to fixed charges, "fixed charges" consists of gross interest expense, amortization of deferred financing charges and the interest component of rent expense, and "earnings" consists of income before income taxes and fixed charges. Earnings were insufficient to cover fixed charges for the years ended December 31, 1993, 1995, 1996 and 1997 by $4,507, $228,
      $5,133 and $1,850, respectively. Earnings were insufficient to cover fixed charges for the three month periods ended March 31, 1998 and 1997 by $4,807 and $3,451, respectively. Pro forma earnings would have been insufficient to cover fixed charges by $16,299 for the year ended December 31, 1997 and by $8,017 for the three months ended March 31, 1998.

--------------------------------------------------------------------------------
                                       12

                                  RISK FACTORS

      In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before making an investment in the New Notes. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

High Leverage; Limitations on Financial Flexibility; Effect of Non-compliance with Restrictive Covenants

      The Company has incurred significant indebtedness in connection with the acquisition of its television stations and anticipates incurring additional indebtedness in connection with future acquisitions, including the KOFY Acquisition. At March 31, 1998, the Company's long-term indebtedness was approximately $385,800,000 and its combined long-term indebtedness and liquidation and redemption obligations on its Cumulative Exchangeable Preferred Stock was approximately $553,600,000. At that date, after giving effect to the offering of the Old Notes, the Company would have had approximately $14.0 million in cash on hand and the ability to borrow only an additional $2.0 million under the then existing Credit Agreement in compliance with the financial covenants thereunder. The Company has entered into a new Credit Agreement that, among other things, increases the amount of the Company's permitted indebtedness to 7.25 times its EBITDA (as defined therein) for the most recent four fiscal quarters. As of March 31, 1998, on a pro forma basis, after giving effect to the sale of the Old Notes and application of the proceeds therefrom, the KOFY Acquisition and the related borrowings under the Credit Agreement, the disposition of WWMT and WLAJ and the refinancing of certain debentures with borrowings under the Credit Agreement, the Company's long term indebtedness would have increased to approximately $419,500,000, which would represent a ratio of total indebtedness to EBITDA, as defined in the new Credit
Agreement, of 7.12. Also on such pro forma basis, the Company's combined long-term indebtedness and liquidation and redemption obligations on its Cumulative Exchangeable Preferred Stock would have increased to approximately $587,300,000 as of March 31, 1998, and broadcast cash flow for the twelve months ended March 31, 1998 would have decreased to approximately
$66,388,000. The Company's ratio of EBITDA to total cash interest expense for the twelve months ended March 31, 1998 would have been 1.52 on such pro forma basis. The Indenture governing the Company's 9 3/8% Notes (the "9 3/8% Note Indenture"), the Indenture governing the Company's 10 3/8% Notes (the "10 3/8%
Note Indenture," collectively with the 9 3/8% Note Indenture, the "Existing Indentures"), and the Credit Agreement contain various financial and operating covenants that, among other things, require the maintenance of certain financial ratios and restrict the Company's ability to borrow funds and to utilize funds for various purposes, including acquisitions and investments in certain subsidiaries. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs, or could adversely affect the Company's ability to finance its future operations or capital needs, or engage in other business activities which could be in the interest of the Company.

      A substantial portion of the Company's cash flow from operations is required for debt service. The Company's ability to service its debt, including the Notes, Existing Notes and borrowings under the Credit Agreement will depend upon the Company's future operating performance, which is subject to financial, political, business, regulatory and other factors, many of which are beyond the Company's control. Since borrowings under the Credit Agreement bear interest at rates that will fluctuate with certain prevailing interest rates, increases in such prevailing interest rates likely will increase the Company's interest payment obligations with respect to borrowings thereunder and could have an adverse effect on the Company. In addition, the Company has significant preferred stock dividend requirements, including cash dividends on its Cumulative Exchangeable Preferred Stock commencing in 2002.

      Additionally, if the Company were to sustain a decline in its operating results, it could experience difficulty in complying with the covenants that are contained in the Credit Agreement and any other agreements governing future indebtedness of the Company. The failure to comply with such covenants could result in an event of default under these agreements, thereby permitting acceleration of indebtedness incurred pursuant thereto, as well as indebtedness under other instruments that contain cross-acceleration or cross-default provisions, including the Existing Notes and the Notes.

Subordination of Notes; Pledge of Assets to Secure Senior Indebtedness


  The Notes are subordinated in right of payment to all existing and future Senior Debt, including the principal of (and premium, if any) and interest on and all other amounts due on or payable in connection with Senior Debt, including borrowings under the Credit Agreement. On a pro forma basis as of March 31, 1998, after giving effect to the sale of the Old Notes and application of the proceeds therefrom, the KOFY Acquisition and the related borrowings under the Credit Agreement, the disposition of WWMT and WLAJ and the refinancing of certain debentures with borrowings under the Credit Agreement, there would have been approximately $18,200,000 of Senior Debt outstanding. The Company has entered into a new Credit Agreement that, subject to compliance with certain conditions, permits $260,000,000 of revolving credit borrowings and borrowings of up to an additional $240,000,000 on an uncommitted basis. The Indenture does not limit the amount of Senior Debt that the Company may incur provided that the incurrence of Debt is then permitted under the Indenture. See "Description of Certain Indebtedness - Credit Agreement." By reason of the subordination of the Notes, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, or if a judicial proceeding is pending with respect to any default under, any Senior Debt, the lenders under the Credit Agreement and any other creditors who are holders of Senior Debt must be paid in full before the holders of the Notes may be paid. The Indenture also does not limit the amount of debt ranking pari passu with the Notes that the Company may incur provided that the incurrence of debt is then permitted under the Indenture. The Notes rank pari passu in right of payment with the Existing Notes. If the Company incurs any additional pari passu debt, the holders of such debt, along with the holders of the Existing Notes, would be entitled to share ratably with the holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to the holders of the Notes. In addition, no payments may be made with respect to the principal of (premium, if any) or interest on the Notes if a payment default exists with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of (premium, if any) or interest on the Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Debt. In addition, the Indenture permits subsidiaries of the Company to incur debt provided certain conditions are met. Any debt incurred by a subsidiary of the Company will be structurally senior to the Notes. See "Description of New Notes."


      The Company has granted to the lenders under the Credit Agreement security interests in substantially all of the present and future assets of the Company, as well as a pledge of all of the issued and outstanding shares of capital stock of the Company's current and future subsidiaries. In the event of a default on secured indebtedness (whether as a result of the failure to comply with a payment or other covenant, a cross-default or otherwise), the parties granted such security interests will have a prior secured claim on the assets of the Company and its subsidiaries. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes will be materially adversely affected. In the event of certain Asset Dispositions (as defined in the Indenture), the Indenture provides that net proceeds thereof not reinvested as provided in the Indenture must be applied first to the repayment of Senior Debt, then to an offer to repurchase the 10 3/8% Notes and then to an offer to repurchase the 9 3/8% Notes, prior to the making of any offer to repurchase the Notes. As a result thereof, in the event of one or more such Asset Dispositions, there may be insufficient proceeds to repurchase the Notes.


Dependence on Subsidiaries

      Nine of the Company's ten television stations are currently owned by wholly-owned subsidiaries of the Company. The FCC has granted its initial consent to assign the license of the Company's tenth station to a wholly-owned subsidiary. This order will become final on July 20, 1998. Future acquisitions will likely be made through present or future subsidiaries. The Company's cash flow and consequent ability to service its debt, including the Notes, will be dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds by those subsidiaries to the Company. The Company's subsidiaries have no obligation, contingent or otherwise, to make any funds available to the Company. The Credit Agreement, the Existing Indentures and the Indenture impose certain limitations on the ability of subsidiaries of the Company to enter into agreements restricting their ability to declare dividends or make distributions or advances to the Company. The claims of holders of the Notes, upon any distribution of assets of any subsidiary of the Company in the event of the liquidation or reorganization of such subsidiary, will be subordinate to the prior claims of present and future creditors of that subsidiary, including holders of indebtedness and trade creditors thereof.

Absence of Net Income; Limitations on Future Utilization of Net Operating Losses for Tax Purposes

      The Company reported net losses of $5,042,000, $783,000, $8,785,000 and $9,035,000 for the years ended December 31, 1993, 1995, 1996 and 1997, respectively, and $3,947,000 for the three months ended March 31, 1998. The losses were primarily caused by the substantial interest expense on debt incurred by the Company to finance the acquisitions of its television broadcasting stations (and extraordinary losses of $1,007,000, $2,891,000 and $5,569,000 incurred in 1993, 1996 and 1997, respectively, on extinguishment of debt) and depreciation and amortization charges. There can be no assurances that the Company will not report net losses in the future. The future utilization of a portion of the Company's net operating losses for federal income tax purposes is subject to an annual limitation. In addition, the Company expects to record a gain for tax purposes of approximately $70 million in connection with the sale of WWMT and WLAJ, which will utilize substantially all of the Company's net operating loss carryforwards.

Dependence On Key Personnel

      W. Don Cornwell, the Chief Executive Officer and Chairman of the Board of Directors of the Company, and Stuart J. Beck, the President and Secretary of the Company, have each entered into employment agreements with the Company. Each agreement provides for a two-year employment term and will be automatically renewed for a subsequent two year term except upon advance notice of non-renewal by either party. The current terms under the agreements expire on September 19, 1999. The agreements provide that Mr. Cornwell and Mr. Beck will not engage in any business activities during the term of such agreements outside the scope of their employment with the Company unless approved by a majority of the Company's independent directors. The loss of the services of certain key personnel currently employed by the Company could have an adverse impact on the Company. There can be no assurance that the services of such personnel will continue to be made available to the Company. The Company does not maintain key man life insurance on any of its employees.

Dependence on Continued Network Affiliation

      Each of the Company's stations other than WDWB is affiliated with a network pursuant to an affiliation agreement. KSEE, WEEK and KBJR are affiliated with NBC; KNTV, WPTA, WKBW and WLAJ are affiliated with ABC; and KEYE, WTVH and WWMT are affiliated with CBS. The network affiliation agreements provide for contract terms of ten years (other than the NBC agreements for which the terms are seven years and the KEYE agreement with CBS for which the term is five years), the earliest expiration of which is February 2000. WDWB has an affiliation arrangement with WB, which is terminable by either party at will. The WB network has proposed a long-term affiliation agreement for WDWB which the Company is currently considering. In connection with the KOFY Acquisition, the Company has an agreement to enter into a new network affiliation agreement with WB at the closing of the KOFY Acquisition for a term expiring on December 31, 2007. Under each of the Company's affiliation agreements, the networks may increase or decrease network compensation and, under certain circumstances, terminate the agreement upon advance written notice. Under the Company's ownership, none of its stations has received a termination notice from its respective network. The non-renewal or termination of one or more of the network affiliation agreements could have a material adverse effect on the Company's results of operations. No assurance can be given that the Company's network affiliation agreements will be renewed or that such agreements will not be terminated.

No Assurance of Closing KOFY Acquisition or Disposition of WWMT and WLAJ

      The Company has entered into definitive agreements to acquire KOFY and to sell WWMT and WLAJ. Consummation of each of the KOFY Acquisition and the sale of WWMT and WLAJ is contingent on, among other things, FCC approval and satisfaction of certain other conditions. The Company has received initial FCC approval for the sale of WWMT and this order became final on June
30, 1998. Because Granite already owns a television station with an overlapping service area, KNTV, the Company has requested a permanent waiver of the FCC's local television multiple ownership rule to permit Granite to own both KNTV and KOFY. A petition to deny or defer was filed against Granite's application to acquire KOFY by a competing San Francisco television station operator. Nonetheless, on June 24, 1998, Granite received an initial order from the FCC granting the transfer of control of Pacific to Granite. In so doing, the FCC also granted a temporary waiver of its local television multiple ownership rule to permit Granite's common ownership of both KOFY and KNTV, provided that Granite files an application with the FCC to bring the Company into compliance with this FCC rule within nine months of the acquisition of KOFY. In addition, because the signals of WWMT and WLAJ overlap, the purchaser will be required to obtain a waiver of the FCC's local television multiple ownership rules. The FCC granted a temporary waiver of the local television multiple ownership rule and an initial order approving the sale of WLAJ to Freedom on June 24, 1998.



      No assurance can be given that the waiver requests described above will not be challenged by a third party or that the other conditions to the consummation of the KOFY Acquisition or the disposition of WWMT and WLAJ will be fulfilled. The sale of WWMT and WLAJ is not a condition to the Company's obligation to complete the KOFY acquisition. However, because the Company expects to apply the net proceeds of the disposition of WWMT and WLAJ to fund a portion of the purchase price for the KOFY Acquisition, there can be no assurance that the Company will have funds necessary to consummate the KOFY Acquisition unless it also consummates the disposition of WWMT and WLAJ. In the event the Company consummates the sale of WWMT and WLAJ but fails to consummate the KOFY Acquisition or otherwise reinvest the net proceeds of the sale as permitted by the Indenture, the Company may be required to apply the net proceeds to make offers to purchase the Existing Notes and to repay any amounts outstanding under the Credit Agreement prior to making any offer to purchase the Old Notes. See "Description of New Notes -- Limitation on Certain Asset Dispositions."

Risk of Change in Government Regulation; Necessity of FCC Licenses

      The Company's operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television broadcasting stations except pursuant to a license issued by the FCC and empowers the FCC, among other things, to issue, renew, revoke and modify broadcasting licenses, adopt regulations to carry out the provisions of the Communications Act and impose penalties for violation of such regulations. The Telecommunications Act of 1996, which amends major provisions of the Communications Act, was enacted on February 8, 1996. The FCC has commenced, but not yet completed, implementation of the provisions of the Telecommunications Act of 1996. The FCC is considering and in the future the U.S. Congress and the FCC may adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, materially affect the operation and ownership of the Company's broadcast properties.

Competition, Changes in the Broadcast Industry and General Economic Conditions

      Technological innovation, and the resulting proliferation of programming alternatives, have fractionalized television viewing audiences and subjected traditional television broadcast stations to new types of competition. These changes have had and will continue to have an effect on the broadcasting industry in general. In addition, the television industry is affected by prevailing economic conditions. Since the Company relies on sales of advertising time at its stations for substantially all of its revenues, the Company's operating results are and will be sensitive to general economic conditions and regional conditions in each of the local markets in which the stations operate. The Company cannot predict the future direction of such conditions.

Risk of Inability to Finance Change of Control Offer

      W. Don Cornwell and Stuart J. Beck, through their ownership of all of the outstanding shares of the Company's Class A Common Stock, par value $.01 per share (the "Voting Common Stock"), possess 55% and 45%, respectively, of the voting power in the Company. As long as Messrs. Cornwell and Beck hold all of the outstanding shares of Voting Common Stock, they will be able to elect all of the Company's directors and, under most circumstances, amend the Company's Certificate of Incorporation and effect a merger, sale of assets or other fundamental corporate transaction without the approval of the other stockholders of the Company and will be able to defeat any unsolicited attempt to acquire control of the Company.

      In the event of a Change of Control, the Company will be required to offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. The Company will also be required, upon the occurrence of the Change of Control, to offer to purchase all of the 9 3/8% Notes and the 10 3/8% Notes at 101% of the principal amount thereof, of which $227,134,000 principal amount, in the aggregate, is expected to be outstanding upon consummation of the offering. A Change of Control is an event of default under the Credit Agreement. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to repay all borrowings under the Credit Agreement and pay the Change of Control purchase price for all 9 3/8% Notes and 10 3/8% Notes.

No Public Market for the Notes

      There has previously been only a limited secondary market and no public market for the Old Notes, and there can be no assurance as to the liquidity of any market that may develop for the New Notes, the ability of the holders of the New Notes to sell their New Notes or the prices at which the holders of the New Notes would be able to sell their New Notes. In addition, because the Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered for exchange, the number of New Notes tendered could be quite small, which could have an adverse effect on the liquidity of the New Notes. Also, to the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. Therefore, no assurance can be given as to the liquidity of the trading market for the Notes. The Company does not intend to list the New Notes on a national securities exchange or to apply for quotation of the New Notes through the National Associate of Securities Dealers Automated Quotation System.

Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes

      The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, the Company does not intend to file further registration statements for the sale or other disposition of Old Notes. Old Notes that are not exchanged for New Notes will remain restricted securities within the meaning of Rule 144 of the Securities Act. Consequently, following completion of the Exchange Offer, holders of Old Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Old Notes.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This Prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which involve risks and uncertainties, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements under "Prospectus Summary," "Risk Factors," "Selected Consolidated Financial Data" and "Pro Forma Condensed Financial Statements" and elsewhere herein, regarding planned acquisitions and dispositions, implementing strategies to capitalize on such acquisitions, anticipated benefits of such acquisitions, acquisition opportunities and the Company's financial position, business strategy and other plans and objectives for future operations, may be considered forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

                                 USE OF PROCEEDS

      There will be no cash proceeds to the Company from the Exchange Offer. In consideration for issuing the New Notes offered hereby, the Company will receive, in exchange, Old Notes in like principal amount, which will be canceled and as such will not result in any increase in indebtedness of the Company.

      The net proceeds of the Old Notes, $169,000,000 (after deducting the underwriting discounts and estimated expenses of the offering), were used to repay all outstanding borrowings under the Credit Agreement (aggregating $136,000,000 at March 31, 1998), to retire certain other outstanding indebtedness and for additions to working capital.



      As of May 10, 1998, the day prior to the repayment date, borrowings under the Credit Agreement bore interest at a weighted average rate of 8.06% per annum. The Company has since entered into a new Credit Agreement to permit the Company to maintain a higher ratio of debt to consolidated cash flow, to extend the final maturity of the Credit Agreement. See "Description of Certain Debt Instruments --Credit Agreement."

                               THE EXCHANGE OFFER

Purpose and Effects of the Exchange Offer

      The Old Notes were sold by the Company on May 11, 1998 (the "Closing") to the Initial Purchasers, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act. As a condition to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement on May 11, 1998. The Registration Rights Agreement required the Company to file with the Commission following the Closing, a registration statement relating to an exchange offer pursuant to which notes which are substantially identical to the Old Notes would be offered in exchange for the then outstanding Old Notes tendered at the option of the holders thereof. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except (i) that the New Notes have been registered under the Securities Act, (ii) that the New Notes are not entitled to certain registration rights which are applicable to the Old Notes under the Registration Rights Agreement, and (iii) certain contingent interest rate provisions applicable to the Old Notes are generally not applicable to the New Notes. In the event that the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, the Company agreed to use its reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the Old Notes and to keep such resale registration statement effective for a period of up to three years. The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. The holders of any Old Notes not tendered in the Exchange Offer will not be entitled to require the Company to file a resale registration statement.

      The Company has agreed that if (i) the Company failed to file the registration statement relating to the Exchange Offer within 75 days following the Closing, (ii) such registration statement (or, if applicable, the resale registration statement) had not become effective within 150 days following the Closing, (iii) the Exchange Offer has not been consummated within 30 business days after the effective date of the Exchange Offer registration statement or (iv) certain other specified events occur, then the per annum interest rate on the Old Notes will increase by 0.5% for the period from the occurrence of such default until such time as no default is in effect (at which time the interest rate will be reduced to its initial rate). If the Company has not consummated the Exchange Offer (or, if applicable, the resale registration statement has not become effective) within 270 days following the Closing, then the per annum interest rate on the Old Notes will increase by an additional 0.5% for so long as the Company has not consummated the Exchange Offer (or until such resale registration statement becomes effective).

      Based on an interpretation by the staff of the Commission set forth in no-action letters issued to unrelated third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than a Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of such New Notes. See "K-III Communications Corporation," SEC No-Action Letter (available May 14, 1993); "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13,
1988). Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

      If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the preceding paragraph, such person could not rely on the position of the staff of the Commission and must comply with the Prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Therefore, each holder of Old Notes who accepts the Exchange Offer must represent in the Letter of Transmittal that it meets the conditions described above.

      An exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged New Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to such exchange offer and (ii) the Company having exchanged, pursuant to such exchange offer, New Notes for all Old Notes that have been validly tendered and not withdrawn on the Expiration Date. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under applicable securities laws, including the Securities Act.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The exchange of New Notes for Old Notes will be made
(i) with respect to all Old Notes validly tendered and not withdrawn on or prior to the Early Exchange Date, within two business days following the Early Exchange Date, and (ii) with respect to all Old Notes validly tendered and not withdrawn after the Early Exchange Date but on or prior to the Expiration Date, within two business days following the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

      In connection with the issuance of the Old Notes, the Company arranged for the inclusion of the Old Notes initially purchased by qualified institutional buyers on the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. The Company also arranged for the Old Notes initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depository, and in DTC's Same-Day Funds Settlement System. The New Notes will also be issuable and transferable in book-entry form through the DTC in the Same-Day Funds Settlement System.

      As of the date of this Prospectus, $175,000,000 aggregate principal amount of the Old Notes is outstanding.

      This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of June 29, 1998 (the "Record Date").

      The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

      If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

      The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company has agreed to pay, subject to the instructions in the Letter of Transmittal, all transfer taxes, if any, relating to the sale or disposition of such holder's Old Notes pursuant to the Exchange Offer. See "-- Fees and Expenses."

Expiration Date; Extensions; Amendments

      The term "Expiration Date" shall mean August 10, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

      In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

      The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

      Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Interest on New Notes

      Interest will accrue on the New Notes from May 11, 1998, or from the most recent interest payment date on the Old Notes surrendered in exchange therefor, and will be payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 1998, at the rate of 8 7/8% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest accrued from May 11, 1998 to the date of issuance of the New Notes.

Procedure for Tendering

      To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

      Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

      The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

      Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes at DTC.

      Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender his Old Notes should contact the registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

      If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

      If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

      All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not validly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

      By tendering, each holder will represent to the Company that, among other things (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of such New Notes, (iii) such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company and (iv) such holder is not a broker-dealer who acquired Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act.

Guaranteed Delivery Procedures

      Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Early Exchange Date or the Expiration Date, may effect a tender if:

      (a)   The tender is made through an Eligible Institution;


      (b) Prior to the Early Exchange Date or the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the date of execution of the Notice of Guaranteed Delivery, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

      (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

      Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

      To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and
(iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned by the Exchange Agent to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedure for Tendering" at any time prior to the Expiration Date.

Conditions

      Notwithstanding any other term of the Exchange Offer, the Company will not be obligated to consummate the Exchange Offer if the New Notes to be received will not be tradeable by the holder, other than in the case of Restricted Holders, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States. Such condition will be deemed to be satisfied unless a holder provides the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that the New Notes received by such holder will not be tradeable without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky laws of substantially all of the states of the United States. The Company may waive this condition.

      If the condition described above exists, the Company will be entitled to refuse to accept any Old Notes and, in the case of such refusal, will return all tendered Old Notes to exchanging holders of the Old Notes. See "Description of New Notes -- Registration Covenant; Exchange Offer."

Exchange Agent

      The Bank of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

        By Hand Delivery:      The Bank of New York
                               101 Barclay Street
                               Corporate Trust Services Window
                               New York, New York 10286
                               Attn: Diana Torres,
                                     Reorganization Section


        By Registered or
           Certified Mail:     The Bank of New York
                               101 Barclay Street - 7E
                               New York, New York 10286
                               Attn: Diana Torres,
                                     Reorganization Section


        By Overnight Courier:  The Bank of New York
                               101 Barclay Street
                               Corporate Trust Services Window
                               New York, New York 10286
                               Attn: Diana Torres,
                                     Reorganization Section


        Facsimile Transmission:
        (Eligible Institutions and
         Withdrawal Notices Only)    (212) 815-6339
                              Confirm: (212) 815-5789
                              For Information Call: (212) 815-5789

Fees and Expenses

      The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

      The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

      The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

      The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

      No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company as of March 31,1998 on an actual basis, on an adjusted basis to reflect the sale of the Old Notes and the application of the net proceeds therefrom, and on a pro forma basis to reflect the sale of the Old Notes and application of the proceeds therefrom, the KOFY Acquisition and the related borrowings under the Credit Agreement, the disposition of WWMT and WLAJ and the refinancing of certain debentures with borrowings under the Credit Agreement. See "Pro Forma Condensed Financial Statements."

                                                                                          March 31, 1998
                                                                               -----------------------------------
                                                                                 Actual     As Adjusted  Pro Forma
                                                                               ----------   -----------  ---------
                                                                                          (in thousands)
Long-term debt:
   Credit Agreement ........................................................   $ 136,000    $      --    $  18,150
   10 3/8% Senior Subordinated Notes due May 15, 2005 ......................     173,000      150,039      150,039
   9 3/8% Senior Subordinated Notes due December 1, 2005 ...................      76,790       76,790       76,790
   Notes offered hereby ....................................................          --      174,482      174,482
                                                                               ---------    ---------    ---------
Total Long-term debt .......................................................     385,790      401,311      419,461

Redeemable Preferred Stock, $.01 par value:
   Cumulative Exchangeable Preferred Stock .................................     167,858      167,858      167,858
   Cumulative Convertible Exchangeable Preferred Stock .....................      41,563       41,563       41,563

Stockholders' (Deficit):
   Common Stock: $.01 par value, 41,000,000 shares
     authorized consisting of 1,000,000 shares of Voting Common Stock and
     40,000,000 shares of Common Stock (Nonvoting); 178,500 shares of Voting
     Common Stock and 9,538,052 shares of Common
     Stock (Nonvoting) issued and outstanding ..............................          97           97           97
   Additional paid-in capital ..............................................      22,668       22,668       22,668
   Accumulated deficit(1) ..................................................     (58,359)     (62,566)      (4,153)
   Less:  Unearned Compensation ............................................      (2,729)      (2,729)      (2,729)
          Treasury stock ...................................................         (47)         (47)         (47)
          Note Receivable from Officer .....................................        (887)        (887)        (887)
                                                                               ---------    ---------    ---------
         Total Stockholders' equity (deficit) ..............................     (39,257)     (43,464)      14,949
                                                                               ---------    ---------    ---------
   Total capitalization ....................................................   $ 555,954    $ 567,268    $ 643,831
                                                                               =========    =========    =========

----------
(1) In connection with the repayment of borrowings under the Credit Agreement and the repurchase of 10 3/8% Notes with the proceeds of the offering of the Old Notes, the Company will record an extraordinary loss related to the write-off of approximately $2,887 of deferred financing costs and $1,320 associated with the premium on the repurchase of $22,961 principal amount of 10 3/8% Notes. Such amounts are reflected in the As Adjusted and Pro Forma columns and will be recorded in the second quarter of 1998.

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

      The pro forma condensed consolidated financial statements presented below are based on the historical financial statements of the Company. The pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and for the three months ended March 31, 1998 give effect to (i) the acquisition of WDWB, which was acquired on January 31, 1997, (ii) the sale of the Old Notes and the application of the proceeds therefrom,
(iii) the KOFY Acquisition and the related borrowings under the Credit Agreement, (iv) the disposition of WWMT and WLAJ and (v) the refinancing of certain outstanding debentures with borrowings under the Credit Agreement, as if all such transactions occurred at January 1, 1997. The pro forma condensed consolidated balance sheet as of March 31, 1998 gives effect to (i) the sale of the Old Notes and application of the proceeds therefrom, (ii) the KOFY Acquisition and the related borrowings under the Credit Agreement and (iii) the disposition of WWMT and WLAJ, as if all such transactions occurred on March 31, 1998.

      The pro forma condensed consolidated financial statements give effect to the acquisitions of WDWB and KOFY under the purchase method of accounting and are based upon the assumptions and adjustments (including the preliminary allocation of the purchase price for the KOFY Acquisition) described in the accompanying notes. These pro forma condensed consolidated financial statements should be read in conjunction with the Company's Consolidated Financial Statements incorporated by reference herein and the Financial Statements of KOFY appearing elsewhere in this Offering Circular. The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          Year Ended December 31, 1997
                      (in thousands, except per share data)
                                   (unaudited)

                                        Granite          Add:
                                     Broadcasting       WDWB           Pro forma
                                      Corporation     One month       Adjustments
                                       Year ended       ended          for WDWB
                                      December 31,    January 31,        and
                                         1997           1997         the offering    As adjusted
                                     ----------   --------------     ------------    -----------
Net revenue ......................   $ 153,512      $     901            22(a)        $ 154,435
Station operating expenses .......      83,729            618          (57)(b)           84,290
Time brokerage agreement fees ....         600                                              600
Depreciation expense .............       5,718              6            14(c)            5,738
Amortization expense .............      13,824                          367(d)           14,191
Corporate expense ................       6,639                                            6,639
Non-cash compensation ............         986                                              986
                                     ---------      ---------                         ---------
Operating income (loss) ..........      42,016            277                            41,991
Equity in net loss of Investee ...       1,531                                            1,531
Interest expense (income), net ...      38,986                          289(e)           39,275
Non-cash interest expense ........       2,182                        (180)(f)            2,002
Other expense (income) ...........       1,167            (17)                            1,150
                                     ---------      ---------                         ---------

Income (loss) before income taxes
  and extraordinary item .........      (1,850)           294                            (1,967)
(Provision) benefit for income tax      (1,616)           (19)                           (1,635)
                                     ---------      ---------                         ---------
Income (loss) before
  extraordinary item(1) ..........   $  (3,466)     $     275                         $  (3,602)
                                     =========      =========                         =========

                                                      Less:
                                                     Combined
                                         Add:        WWMT and
                                        KOFY-TV        WLAJ
                                      Year ended    Year Ended
                                     December 31,  December 31,       Pro forma
                                         1997         1997           Adjustments    Pro forma
                                     ----------   -------------     ------------    ---------
Net revenue ......................   $ 20,406       $  23,338                       $ 151,503
Station operating expenses .......     19,419          13,507         (3,063)(g)       87,139
Time brokerage agreement fees ....                        600
Depreciation expense .............        273           1,123           (162)(h)        4,726
Amortization expense .............        360           2,229         12,780 (i)       25,102
Corporate expense ................                                                      6,639
Non-cash compensation ............                                                        986
                                    ---------       ---------                        --------

Operating income (loss) ..........        354           5,879                          26,911
Equity in net loss of Investee ...                                                      1,531
Interest expense (income), net ...      1,223             865            229 (j)       39,862
Non-cash interest expense ........                                                      2,002
Other expense (income) ...........     (1,230)            105                           (185)
                                    ---------       ---------                        --------

Income (loss) before income taxes
  and extraordinary item .........        361           4,909                         (16,299)
(Provision) benefit for income tax        588              --            701(r)          (346)
                                    ---------       ---------                        --------

Income (loss) before
  extraordinary item(1) ..........  $     949       $   4,909                        $(16,645)
                                    =========       =========                        ========

----------

(1) Does not reflect an anticipated pre-tax gain for financial reporting purposes of approximately $49 million from the disposition of WWMT and WLAJ.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                        Three Months Ended March 31, 1998
                      (in thousands, except per share data)
                                   (unaudited)

                                                                                         Less:
                                     Granite                                          Combined WWMT
                                   Broadcasting                             Add:          and
                                   Corporation                            KOFY-TV         WLAJ
                                   Three Months   Pro forma             Three Months  Three Months
                                      Ended      Adjustments               Ended         Ended
                                    March 31,     for the        As       March 31,     March 31,     Pro forma
                                      1998        offering    adjusted      1998          1998       Adjustments  Pro forma
                                   ------------  -----------  --------  ------------  -------------  -----------  ---------
Net revenue .....................   $ 36,724                  $36,724     $4,734         $6,156                    $35,302
Station operating expenses ......     22,315                   22,315      4,177          3,550         (334)(g)    22,608
Time brokerage agreement fees ...        150                      150                       150                          0
Depreciation expense ............      1,365                    1,365         90            162          (62)(h)     1,231
Amortization expense ............      3,584                    3,584         90            557        3,195(i)      6,312
Corporate expense ...............      2,017                    2,017                                                2,017
Non-cash compensation ...........        333                      333                                                  333
                                    --------                  -------     ------         ------                    -------

Operating income (loss) .........      6,960                    6,960        377          1,737                      2,801
Equity in net loss of investee ..        487                      487                                                  487
Interest expense (income), net ..      9,209       307(e)       9,516        257            194          106(j)      9,685
Non-cash interest expense .......        475      (45)(f)         430                                                  430
Other expense (income) ..........        242                      242                        26                        216
                                    --------                  -------     ------         ------                    -------

Income (loss) before income taxes
  and extraordinary item ........     (3,453)                  (3,715)       120          1,517                     (8,017)
Provision for income tax ........       (496)                    (496)       (87)             0          428(r)       (155)
                                    --------                  -------     ------         ------                    -------

Income (loss) before
  extraordinary item(1) .........   $ (3,949)                 $(4,211)    $   33         $1,517                    $(8,172)
                                    ========                  =======     ======         ======                    =======

----------
(1) Does not reflect an anticipated pre-tax gain for financial reporting purposes of approximately $49 million from the disposition of WWMT and WLAJ.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 March 31, 1998
                                   (Unaudited)
                                 (in thousands)

                                                                                               Less:
                                     Granite       Pro forma                                  Combined
                                   Broadcasting   Adjustments                  Add:           WWMT and
                                   Corporation     for the         As         KOFY-TV           WLAJ        Pro forma
                                  March 31, 1998   offering     adjusted   March 31, 1998  March 31, 1998  Adjustments  Pro forma
                                  --------------   --------     --------   --------------  --------------  -----------  ---------
Cash ............................   $  3,945       10,046(k)    $ 13,991     $                $            (12,500)(o)   $  1,491
Accounts receivable, net ........     28,833                      28,833                                                   28,833
Film contract rights and
 other assets ...................     21,742                      21,742       2,199             1,708        (393)(n)     16,840
                                                                                                            (5,000)(n)
                                    --------                    --------     -------          --------                   --------
 Total current assets ...........     54,520                      64,566       2,199             1,708                     47,164
Property and equipment, net .....     35,507                      35,507       1,106             6,907                     29,706
Other noncurrent assets .........     16,149         5,482(l)     18,744       2,817               515      (1,668)(n)     19,378
                                                   (2,887)(l)
Intangible assets ...............    518,266                     518,266                        82,912      248,123(n)    683,477
                                    --------                    --------     -------          --------                   --------

  Total assets ..................   $624,442                    $637,083     $ 6,122          $ 92,042                   $779,725
                                    ========                    ========     =======          ========                   ========

    Liabilities
Accounts payable ................   $  3,319                    $  3,319     $   596          $    223                   $  3,692
Accrued liabilities .............     17,609                      17,609       1,874               475        2,000(o)     23,408
                                                                                                              2,400(r)
Film contract rights and other
 current liabilities ............     11,096                      11,096       2,372             1,130                     12,338
                                    --------                    --------     -------          --------                   --------
  Total current liabilities .....     32,024                      32,024       4,842             1,828                     39,438

Long-term debt ..................    385,790       15,521(m)     401,311                                     18,150(p)    419,461
Other noncurrent liabilities ....      5,964        1,327(k)       7,291       6,115               427        (780)(n)     20,199
                                                                                                              8,000(o)
Deferred income taxes ...........     30,500                      30,500                                     45,757(n)     76,257
Redeemable Preferred Stock ......    209,421                     209,421                                                  209,421

  Stockholders' equity (deficit)
Common stock ....................         97                          97                                                       97
Additional paid in capital ......     22,668                      22,668                                                   22,668
Accumulated deficit .............    (58,359)      (2,887)(l)    (62,566)                      (11,504)      49,309(q)     (4,153)
                                                   (1,320)(l)                                               (2,400)(r)
Less: Unearned compensation .....     (2,729)                     (2,729)                                                  (2,729)
 Note receivable from officer ...       (887)                       (887)                                                    (887)
 Treasury stock .................        (47)                        (47)                                                     (47)
                                    --------                    --------     -------          --------                   --------
Total stockholders' equity
 (deficit) ......................    (39,257)                    (43,464)                      (11,504)                    14,949

Net assets to be acquired
 and disposed ...................                                             (4,835)          101,291     106,126(q)          --
                                    --------                    --------     -------          --------                   --------
Total liabilities and
stockholders' equity (deficit) ..   $624,442                    $637,083     $ 6,122          $ 92,042                   $779,725
                                    ========                    ========     =======          ========                   ========

                NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

      Adjustments reflected in the pro forma financial statements are explained as follows:

(a) To adjust net revenue to reflect reduced national representative commissions at WDWB.

(b)   To adjust station operating expenses at WDWB as follows:

      To reduce amortization of film contract rights to reflect
      the net assets acquired based on the allocation of the
      purchase price                                                   $35,000
      To eliminate a management fee paid to a related party of WDWB     22,000
                                                                       -------
                                                                       $57,000
                                                                       =======

(c) To record additional depreciation expense at WDWB based on the allocation of the purchase price.

(d) To record amortization of the excess cost of the purchase price over the net assets acquired.

(e)   To adjust interest expense as follows:

                                                           Year Ended     Three Months
                                                          December 31,       Ended
                                                              1997       March 31, 1998
                                                         -------------   --------------
      To record interest expense on the Old Notes
       at the effective rate(1)                          $ 15,451,000     $ 3,863,000
      To reflect savings resulting from the
       redemption of the Company's 12.75%
       Subordinated Debentures in September 1997
       which was replaced with bank debt                   (1,900,000)             --
      To eliminate interest expense on $22,961,000
       principal amount of the Company's 10 3/8% Notes     (2,382,000)       (596,000)
      To eliminate interest expense on
       Credit Agreement                                   (10,880,000)     (2,960,000)
                                                         ------------     -----------

                                                         $    289,000     $   307,000
                                                         ============     ===========

      ---------

      (1) In anticipation of the offering of the Old Notes, the Company entered into an interest rate forward contract with one of the Initial Purchasers. The Company received $1,327,000 on the settlement of the forward contract. This amount will be recorded as a noncurrent liability and will be recognized as a reduction to interest expense over the term of the Notes.

(f) To record amortization of deferred financing costs associated with the sale of the Old Notes net of reduced amortization from the write-off of deferred financing costs associated with the Credit Agreement and the write-off of a pro rata portion of deferred financing costs associated with the repurchase of $22,961,000 principal amount of 10 3/8% Notes.

(g)   To adjust station operating expenses at KOFY as follows:

                                                           Year Ended    Three Months
                                                          December 31,      Ended
                                                              1997      March 31, 1998
                                                         -------------  --------------
      To eliminate the cost of contracts and other
       operating assets excluded from the purchase
       of KOFY under the terms of the purchase and
       sale agreement                                      $1,053,000      $ 21,000
      To reduce amortization of film contract rights
       to reflect the net assets acquired based on a
       preliminary allocation of the purchase price         1,300,000       325,000
      To eliminate legal expenses in connection with
       the sale of radio stations owned by the owner
       of KOFY                                                355,000            --
      To reduce salary expense and related benefit
       costs associated with the controlling
       shareholder of Pacific                                 179,000        45,000
      To adjust sales expense to reflect reduced
       national representative commissions                    176,000       (57,000)
                                                           ----------      --------

                                                           $3,063,000      $334,000
                                                           ==========      ========

      The Company expects to realize approximately $1,100,000 of annualized net cost savings at KOFY resulting from the elimination of duplicative staffing and redundant operating expenses and new rates associated with revised vendor contracts, which cost savings have not been reflected in the adjustments. Had such adjustments been made, EBITDA on a pro forma basis would have been approximately $58,825,000 for the year ended December 31, 1997 and $11,777,000 for the three months ended March 31, 1998. While management believes that such cost savings are achievable, the Company's ability to fully achieve such costs savings is subject to numerous factors, some of which may be beyond the Company's control.

(h) To reduce depreciation expense to reflect the net assets of KOFY acquired based on a preliminary allocation of the purchase price.

(i)   To reflect increased amortization expense as follows:

                                                              Year Ended    Three Months
                                                             December 31,       Ended
                                                                1997       March 31, 1998
                                                             -----------   --------------
      (i) Amortization of the excess cost of the purchase
           price over the net assets acquired                $13,140,000     $3,285,000
      (ii) Elimination of historical amortization expense
            in the financial statements of KOFY                 (360,000)       (90,000)
                                                             -----------     ----------

                                                             $12,780,000     $3,195,000
                                                             ===========     ==========

(j) To record interest expense on additional borrowings under the Credit Agreement at an assumed rate of 8% and to eliminate historical interest expense in the financial statements of KOFY.

(k) To record the excess proceeds from the sale of the Old Notes and proceeds from the settlement of the interest rate forward contract.

(l) To reflect the incurrence of deferred financing costs associated with the issuance of the Old Notes and to write-off deferred financing costs associated with the existing Credit Agreement and a pro rata portion of deferred financing costs associated with the Company's 10 3/8% Notes.

      In connection with the repayment of the Credit Agreement, the Company will record an extraordinary loss of approximately $2,364,000, reflecting a write-off of deferred financing fees. In connection with the repurchase of the 10 3/8% Notes, the Company will record an extraordinary loss of $1,843,000, consisting of the premium paid on the repurchase of the 10 3/8% Notes of $1,320,000 and a write-off of a pro rata portion of the related deferred financing fees of approximately $523,000.

(m)   To adjust long-term debt as follows:

      (i) Issuance of the Old Notes, net of discount             $ 174,482,000
      (ii) Repurchase of 10 3/8% Notes                             (22,961,000)
      (iii) Repayment of outstanding bank debt                    (136,000,000)
                                                                 -------------
                                                                 $  15,521,000
                                                                 =============

(n) To record the preliminary allocation of the purchase price of KOFY as follows:

                                                 Historical Carrying  Estimated
                                                 Value as reported    Market Value
                                                 KOFY-TV              of Assets      Pro forma
           Caption                               March 31, 1998       Purchased      Adjustment
                                                 --------------       ---------      ----------
         Film contract rights and other assets      $ 2,199,000       $  1,806,000   $   (393,000)
         Property and equipment                       1,106,000          1,106,000             --
         Film contract rights and other
           noncurrent assets                          2,817,000          1,149,000     (1,668,000)
         Intangible assets                                   --        248,123,000    248,123,000
         Accounts payable                              (596,000)          (596,000)            --
         Accrued liabilities                         (1,874,000)        (1,874,000)            --
         Film contract rights and other current
           liabilities                               (2,372,000)        (2,372,000)            --
         Deferred tax liability                              --        (45,757,000)   (45,757,000)
         Other noncurrent liabilities                (6,115,000)        (5,335,000)       780,000
                                                    -----------       ------------   ------------
         Net assets                                 $(4,835,000)      $196,250,000   $201,085,000
                                                    ===========       ============   ============

      In addition, the Company made a $5,000,000 deposit on the KOFY Acquisition which has been reclassed from current assets to intangible assets.

(o) The WB network agreed to enter into a ten-year affiliation agreement with Pacific and the Company instead of another television station in the San Francisco market in return for total consideration of $22,500,000. At the closing the Company, will pay $12,500,000 to the WB Network and the remaining $10,000,000 is to be paid in equal installments over a 5 year period. The Company will amortize the total consideration paid over ten years. Of the $10,000,000, $2,000,000 has been reflected as a current liability and the remaining $8,000,000 has been reflected as noncurrent.

(p)   To record additional borrowings under the Credit Agreement.

(q) To eliminate the historical carrying value of the net assets acquired and disposed and to record the gain on the assets disposed.

(r) To recognize taxes on the sale of WWMT and WLAJ and to adjust the tax provision to reflect the KOFY Acquisition.

                            DESCRIPTION OF NEW NOTES

General

      The Old Notes were issued, and the New Notes will be issued, under an Indenture dated as of May 11, 1998 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). The New Notes will be issued solely in exchange for an equal principal amount of the outstanding Old Notes pursuant to the Exchange Offer. The terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that: (i) the New Notes will have been registered under the Securities Act (and will generally be freely transferable by a holder thereof who is not a Restricted Holder); and (ii) the registration rights and contingent interest rate provisions applicable to the Old Notes are generally not applicable to the New Notes. References in this Section to the "Notes" will be references to the Old Notes and/or the New Notes, depending upon which are outstanding. The definition of certain terms used in the following summary are set forth below under "-- Certain Definitions."

      The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definition of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. All material provisions of the Notes and the Indenture, however, are set forth herein. Unless otherwise indicated, references under this caption to sections, "ss." or articles are references to sections and articles of the Indenture. The Indenture is filed as an Exhibit to the Registration Statement of which this Prospectus is a part and a copy may be obtained from the Company as set forth under "Available Information."

      The Notes are general unsecured senior subordinated obligations of the Company limited to $200.0 million in aggregate principal amount. The Notes and the New Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase. Additional Notes may be issued from time to time under the Indenture, subject to the limitations set forth under "--Covenants - Limitation on Debt."

      The Notes will mature on May 15, 2008. Interest on the Notes will accrue at the rate of 8 7/8% per annum from May 11, 1998 or from the most recent interest payment date to which interest has been paid, and will be payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 1998, to the person in whose name the Note (or any Predecessor Note) is registered at the close of business on May 1 or November 1 next preceding such interest payment date. (ss.ss. 301 and 308) Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. (ss. 311) At the option of the Company, principal of and premium, if any, and interest on the Notes may be paid at the corporate trust office of the Trustee or by check mailed to the registered address of such holders. (ss.ss. 301, 306 and 1002)

      The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. (ss. 302) No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Notes will not have the benefit of a sinking fund. (ss. 306)

      Initially, the Trustee will act as Paying Agent and Registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar. (ss. 306)

Form, Denomination and Book-Entry Procedures

      The Old Notes were initially sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act ("Rule 144A Notes"). Old Notes also were offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). Rule 144A Notes and Regulation S Notes were each initially represented by one or more Notes in registered, global form without interest coupons (the "Old Global Notes"). The Old Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant as described below. Regulation S Notes were deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of a nominee of DTC, in each case for credit to the accounts of Euroclear System ("Euroclear") and Cedel Bank, S.A. ("CEDEL").

      The New Notes will be represented by one or more new notes in registered, global form without interest coupons (collectively, the "New Global Notes") and deposited with the Trustee as custodian and registered in the name of a nominee of DTC. The Old Global Notes, to the extent directed by holders thereof in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for one or more New Global Notes for credit to an account of a direct or indirect participant as described below. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      New Notes issued to non-qualified institutional buyers in exchange for Old Notes held by such investors, if any, will be issued only in certificated, fully registered, definitive form. The New Global Note will, upon request, be exchangeable for other New Notes in definitive, fully registered form without coupons in denominations of $1,000 and integral multiples thereof, but only in accordance with DTC's customary procedures. The New Global Note will also be exchangeable in certain other limited circumstances. See "--Exchange of Book-Entry Notes for Certificated Notes." The Company, the Trustee and any other agent thereof will be entitled to treat DTC's nominee as the sole owner and holder of the unexchanged portion of the New Global Note for all purposes.

      Depositary Procedures

      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

      DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the New Global Note, DTC will credit the accounts of Participants designated by the Participants with portions of the principal amount of the Old Global Notes and (ii) ownership of such interests in the New Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the New Global Note). Investors in the New Global Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are Participants in such system. All interests in the New Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such system.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Old Global Notes or the New Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in the New Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Exchange of Book-Entry Notes for Certificated Notes."

      Except as described below, owners of interests in the New Global Note will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

      Payments in respect of the principal of (and premium, if any) and interest on the New Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the New Notes, including the New Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the New Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the New Global Note, or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the New Global Note for all purposes.

      DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Old Global Notes or the New Global Note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under "--Exchange of Book Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the New Global Note for New Notes in certificate form and to distribute such New Notes to its Participants.

      Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Old Global Notes and the New Global Note among accountholders in DTC and accountholders of Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company or the Trustee nor any agent of the Company or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

      The New Global Note is exchangeable for definitive New Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depository for the New Global Note and the Company thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the New Notes. In all cases, certificated New Notes delivered in exchange for the New Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). In addition, subject to certain restrictions on the transferability of the New Notes, New Notes in definitive form will be issued upon the resale, pledge or other transfer of any New Notes or interest therein to any person or entity that is not a qualified institutional buyer or that does not participate in DTC.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Optional Redemption

      The Notes will be redeemable, at the option of the Company, in whole or in part, at any time on or after May 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at the address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of principal amount) plus accrued interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the twelve-month period beginning May 15 of each of the years indicated below, plus in each case, accrued interest thereon to, but excluding, the date of redemption.



Year                                                                  Percentage
----                                                                  ----------
2003................................................................   104.437%
2004................................................................   102.958%
2005................................................................   101.479%
2006 and thereafter.................................................   100.000%

      The Notes will be redeemable in the event that on or before May 15, 2001 the Company receives net proceeds from the sale of its Capital Stock (other than Disqualified Stock) in one or more offerings, in which case the Company may, at its option and from time to time, use all or a portion of any such net proceeds to redeem Notes in a principal amount of at least $5,000,000 and up to an aggregate amount equal to 35% of the principal amount of the Notes issued, provided, however, that Notes in an amount equal to at least 65% of the principal amount of the Notes issued remain outstanding after each such redemption. Any such redemption must occur on a Redemption Date within 75 days of any such sale and upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at a redemption price of 108.875% of the principal amount of the Notes plus accrued interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

      In the case of any redemption by the Company, the Notes will be redeemed pro rata if less than all the Notes are to be redeemed. (ss.ss. 203, 1101, 1104, 1105 and 1107)

Subordination

      The Notes will, to the extent set forth in the Indenture, be subordinate in right of payment to the prior payment of all Senior Debt. Upon any payment or distribution of assets of the Company to creditors upon any receivership, liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Debt will first be entitled to receive payment in full in cash or cash equivalents of principal of (premium, if any) and interest on, such Senior Debt before the Holders of Notes are entitled to receive any payment of principal of (premium, if any) or interest on, or any obligation to purchase, the Notes. In the event that notwithstanding the foregoing, the Trustee or the Holder of any Note receives any payment or distribution of assets of the Company of any kind or character (including any such payment or distribution which may be payable or deliverable by the reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes), before all the Senior Debt is so paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full in cash or cash equivalents. However, notwithstanding the foregoing, Holders of the Notes may receive shares of stock of the Company or securities of the Company which are subordinate in right of payment to all Senior Debt to substantially the same extent as the Notes are so subordinated ("subordinated consideration"). (ss.ss. 1201 and 1202)

      The Company may not make any payments on account of the Notes or on account of the purchase or redemption or other acquisition of Notes (except for subordinated consideration) if there shall have occurred and be continuing a default in the payment of principal of (premium, if any) or interest on the Senior Debt (a "Senior Payment Default"). If there shall have occurred and be continuing any default (other than a Senior Payment Default) with respect to any Senior Debt permitting the holders thereof (or a trustee on behalf thereof) then to accelerate the maturity thereof (a "Senior Nonmonetary Default"), and the Company and the Trustee have received written notice thereof from the Agent Bank under the Credit Agreement (or any successor credit facility) or any other holder of Senior Debt designated by the Company, then the Company may not make any payments on account of the Notes or on account of the purchase or redemption or other acquisition of Notes (except for subordinated consideration) for a period (a "blockage period") commencing on the date the Company and the Trustee receive such written notice and ending on the earlier of (x) 179 days after such date and (y) the date, if any, on which the Senior Debt to which such Senior Nonmonetary Default relates is discharged or such Senior Nonmonetary Default is waived or otherwise cured. In any event, not more than one blockage period may be commenced during any period of 360 consecutive days and there shall be a period of at least 181 consecutive days in each 360-day period when no blockage period is in effect. No Senior Nonmonetary Default with respect to Senior Debt that existed or was continuing on the date of the commencement of any blockage period with respect to the Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a second blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Company makes any payment to the Trustee or the Holder of any Notes prohibited by the subordination provisions, then such payment will be required to be paid over and delivered forthwith to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt. (Article Twelve)

      By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Debt or of the Notes may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders of the Notes.

      "Senior Debt" means (a) the principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of the Company for reimbursement, indemnities and fees relating to, Debt outstanding pursuant to the Credit Agreement, (b) payment obligations of the Company under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements entered into to hedge Debt Incurred under the Credit Agreement or any renewal, refunding, refinancing or extension thereof, (c) all other Debt for money borrowed of the Company referred to in the definition of Debt other than Clause (vi), and (d) all renewals, extensions, modifications, refinancings, refundings and amendments of any Debt referred to in Clause (a), (b) or (c) above, unless but only to the extent, in the case of any particular Debt referred to in Clause (a), (b) or (c) above, (A) such Debt is owed to a Subsidiary, (B) the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt is not superior in right of payment to the Notes, (C) such Debt is Incurred in violation of the Indenture, or (D) such Debt is subordinate in right of payment in respect to any other Debt of the Company. (ss. 101)

      The subordination provisions described above will cease to be applicable to the Notes upon any defeasance or covenant defeasance of the Notes as described under "--Defeasance." (Article Thirteen)

      If the Company fails to make any payment on the Notes, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

Covenants

      The Indenture contains, among others, the following covenants:

  Limitation on Debt

      The Company may not, and may not permit any Subsidiary to, Incur any Debt unless the ratio of (a) the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof, to (b) Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Debt and any other Debt Incurred since such balance sheet date had been Incurred and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 7.0 to 1.

      Notwithstanding the foregoing paragraph, the Company or any Subsidiary may Incur the following without regard to the foregoing limitation: (i) Debt under the Credit Agreement not to exceed $150,000,000 aggregate principal amount at any one time outstanding, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any amount remaining outstanding or available under the Credit Agreement, does not exceed $150,000,000; (ii) Debt evidenced by the 10 3/8% Notes, the 9 3/8% Notes and the Notes; (iii) Debt owed by the Company to any Wholly Owned Subsidiary of the Company or Debt owed by a Subsidiary of the Company to the Company or a Wholly Owned Subsidiary of the Company; provided, however, that upon either (1) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Wholly Owned Subsidiary of the Company or (2) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary, the provisions of this Clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been incurred at the time of such transfer or other disposition; (iv) Debt Incurred or Incurrable in respect of letters of credit, bankers' acceptances or similar facilities not to exceed $2,000,000 at any one time outstanding; (v) Capital Lease Obligations whose Attributable Value will not exceed $5,000,000 at any one time outstanding;
(vi) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two Business Days of its Incurrence; (vii) Debt Incurred by a Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company, (C) another Subsidiary of the Company merges into or consolidates with such Person (in each case in a transaction in which such Person becomes a Subsidiary of the Company) or (D) such Person sells any of its property consisting of operating assets to a Subsidiary of the Company subject to such Debt (whether such Debt is recourse or non-recourse to such Subsidiary), provided that in any such case such Debt was not Incurred in anticipation of such transaction; (viii) Debt evidenced (A) by the 7.75% Exchange Debentures if the 7.75% Exchange Debentures are issued in exchange for Convertible Preferred Stock or (B) by the 12 3/4% Exchangeable Debentures if the 12 3/4% Exchangeable Debentures are issued in exchange for 12 3/4% Cumulative Exchangeable Preferred Stock; (ix) renewals, refundings, refinancings or extensions (collectively, "refinancings") of the Credit Agreement, the 10
3/8% Notes, the 9 3/8% Notes, the 7.75% Exchange Debentures, the 12 3/4% Exchangeable Debentures, the Notes or any other outstanding Debt that is Incurred in compliance with the provisions of the Indenture (other than Debt referred to in Clauses (i) through (vi) above), in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of the Company Incurred in connection with such refinancing, provided that, (A) to the extent such refinancing Debt is not Senior Debt, such refinancing Debt does not have an Average Life less than the Average Life of the Debt being refinanced and (B) if such Debt is subordinated in right of payment to the Notes such refinancing Debt is subordinated in right of payment to the Notes at least to the extent that the Debt to be refinanced is subordinated to the Notes; and (x) Debt not otherwise permitted to be Incurred pursuant to Clauses (i) through (ix) above, which, together with any other outstanding Debt Incurred pursuant to this Clause (x), has an aggregate principal amount not in excess of $15,000,000 at any one time outstanding. (ss. 1008)

      Other than the limitations on incurrence of indebtedness contained in this covenant, there are no provisions in the Indenture that would protect the holders of the Notes in the event of a highly leveraged transaction.

  Limitation on Certain Debt

      The Company may not Incur or permit to exist any Debt that is by its terms both (i) subordinate in right of payment to any Senior Debt and (ii) senior in right of payment to the Notes, in each case other than by reason of its maturity. The Company may not Incur or permit to exist any Debt that is by its terms subordinate in right of payment to the Notes unless such Debt constitutes Subordinated Debt. (ss. 1009)

  Limitation on Restricted Payments

      The Company (i) may not, directly or indirectly, declare or pay any dividend, or make any distribution in respect of its Capital Stock or to the holders thereof (including pursuant to a merger or consolidation of the Company, but excluding (a) any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock) and (b) dividends in accordance with the terms of the Convertible Preferred Stock or 12 3/4% Cumulative Exchangeable Preferred Stock, (ii) may not, and may not permit any Subsidiary of the Company to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of the Company or
(b) any options, warrants, or rights to purchase or acquire shares of Capital Stock of the Company (in the case of either (a) or (b) other than in exchange for the Company's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase the Company's Capital Stock (other than Disqualified Stock)), (iii) may not make, or permit any Subsidiary of the Company to make, any loan, advance, capital contribution to or Investment in, or payment on a Guarantee of any obligation of, any Affiliate, other than the Company or a Wholly Owned Subsidiary of the Company, (iv) may not, and may not permit any Subsidiary of the Company to, redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of the Company which is subordinated in right of payment to the Notes (other than in exchange for the Company's Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase the Company's Capital Stock (other than Disqualified Stock)) and (v) may not make any Investment in any Subsidiary that is subject to an encumbrance or restriction described under "--Limitations Concerning Distributions By and Transfers to Subsidiaries" below or any Investments in any Unrestricted Subsidiary (each of Clauses (i) through (v) being a "Restricted Payment"), if at the time thereof: (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing, or (2) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from March
31, 1995 exceeds the sum of: (a) the remainder of (x) 100% of the cumulative Consolidated Cash Flow (or, in the case Consolidated Cash Flow shall be negative, less 100% of such deficit) from March 31, 1995 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment minus (y) the product of 1.4 times the cumulative Consolidated Interest
Expense from March 31, 1995 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment; plus (b) 100% of the aggregate net proceeds received by the Company, including the fair market value of property other than cash (as determined in good faith by the Board of Directors and evidenced by a Board Resolution filed with the Trustee), since March 31, 1995 from the issuance (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company and options, warrants or other rights to purchase or acquire Capital Stock of the Company (other than Disqualified Stock) and the principal amount of Debt of the Company that has been converted into Capital Stock of the Company (other than Disqualified Stock and other than by a Subsidiary) since March 31, 1995; plus
(c) an amount equal to the net reduction in Investments made by the Company and its Subsidiaries subsequent to the date of original issue of the Notes pursuant to Clauses (iii) and (v) above in any Affiliate or Unrestricted Subsidiary or Subsidiary subject to an encumbrance or restriction upon the disposition, liquidation or repayment (including by way of dividends) thereof, from redesignations of Unrestricted Subsidiaries as Subsidiaries or from the removal of such encumbrance or restriction, but only to the extent such amounts are not included in Consolidated Net Income and not to exceed in the case of any Person the amount of Investments previously made by the Company and its Subsidiaries in such Persons; plus (d) $15,000,000.

      Notwithstanding the foregoing, so long as no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result therefrom, the Company and any Subsidiary of the Company may (i) pay any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision; (ii) make any payment in redemption of Capital Stock of the Company or options to purchase such Capital Stock granted to officers or employees of the Company pursuant to the Company's Stock Option Plan (or any successor plan) in connection with the severance or termination of officers or employees (other than W. Don Cornwell and Stuart J. Beck) not to exceed $1,000,000 in the aggregate at any one time outstanding; (iii) make Investments, not to exceed $10,000,000 in the aggregate at any one time outstanding, in (A) any Subsidiary which is subject to any encumbrance or restriction described under "--Limitations Concerning Distributions By and Transfers to Subsidiaries" or (B) any Unrestricted Subsidiary; (iv) exchange its Convertible Preferred Stock or 12 3/4% Cumulative Exchangeable Preferred Stock, in accordance with their respective terms, for the 7.75% Exchange Debentures or the 12 3/4% Exchangeable Debentures, as the case may be, and make payments of principal (premium, if any) and interest thereon in accordance with the 7.75% Exchange Debenture Indenture or the 12 3/4% Exchangeable Debenture Indenture, as the case may be; (v) refinance any Debt otherwise permitted to be refinanced by Clause (ix) of the second paragraph under "--Limitation on Debt" above or solely in exchange for or out of the proceeds of the substantially concurrent sale (other than from or to a Subsidiary) of shares of Capital Stock of the Company (other than Disqualified Stock); (vi) purchase, redeem, acquire or retire any shares of Capital Stock of the Company solely in exchange for or out of the proceeds of the substantially concurrent sale (other than from or to a Subsidiary) of shares of Capital Stock (other than Disqualified Stock) of the Company; (vii) purchase or redeem any Debt from Net Available Proceeds to the extent permitted or required under "--Limitation on Certain Asset Dispositions"; and
(viii) make Permitted Television Investments in an aggregate amount at any one time outstanding not to exceed $25,000,000. Any payment or Investment made pursuant to Clauses (i), (ii) or (iii) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments under the first paragraph of "--Limitation on Restricted Payments." (ss. 1010)

  Limitations Concerning Distributions By and Transfers to Subsidiaries

      The Company may not, and may not permit any Subsidiary of the Company to, suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary of the Company (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Subsidiary of the Company; (ii) to make loans or advances to the Company or any Subsidiary of the Company; or (iii) to transfer any of its property or assets to the Company. Notwithstanding the foregoing limitation, the Company may permit a Subsidiary to suffer to exist any such encumbrance or restriction (A) included in any instrument governing Debt Incurred by such Subsidiary pursuant to the first paragraph of "--Limitation on Debt" for the purpose of financing all or part of the purchase price or cost of construction or improvements of property, provided, however, that the principal amount of the Debt so Incurred does not exceed the purchase price or cost of construction or improvements of such property; (B) included in the Credit Agreement; (C) imposed by virtue of applicable corporate law or regulation and relating solely to the payment of dividends or distributions to shareholders;
(D) pursuant to an agreement relating to any Debt Incurred by a Person prior to the date on which such Person became a Subsidiary of the Company and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary; (E) with respect to restrictions of the nature described in Clause (iii) above, included in a contract entered into in the ordinary course of business and consistent with past practices that contains provisions restricting the assignment of such contract; (F) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in Clause (A),
(B) or (D) above; provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors filed with the Trustee; or (G) included in any instrument governing Capital Lease Obligations whose Attributable Value will not exceed $5,000,000 in the aggregate at any one time outstanding or included in any instrument governing a Sale and Leaseback Transaction whose Attributable Value does not exceed $2,000,000 and the Attributable Value of all such Sale and Leaseback Transactions entered into since the date of the Indenture does not exceed $5,000,000 in the aggregate; provided that in each case, after giving effect to the Incurrence of such Capital Lease Obligation or Sale and Leaseback and the receipt and application of the proceeds thereof, the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Capital Lease Obligation had been Incurred, or such Sale and Leaseback Transaction had taken place, and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 7.0 to 1. (ss. 1011)

  Limitation on Transactions with Affiliates

      The Company may not, and may not permit any Subsidiary of the Company to, directly or indirectly, enter into any transaction after the date of the Indenture with any Affiliate (other than the Company or a Wholly Owned Subsidiary of the Company), unless a majority of the disinterested members of the Board of Directors determines in its reasonable good faith judgment evidenced by a Board Resolution filed with the Trustee that: (1) the terms of such transaction are in the best interests of the Company or such Subsidiary; and (2) such transaction is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate. Notwithstanding the foregoing, the Company shall not be required to file any Board Resolution referred to in the preceding sentence with respect to matters solely concerning the compensation of employees. (ss. 1012)

  Limitation on Certain Asset Dispositions


      The Company may not, and may not permit any Subsidiary to, make an Asset Disposition in one or more transactions in any fiscal year unless: (i) the consideration for such disposition will be at least equal to the fair market value thereof as determined by the Board of Directors; (ii) at least 85% of the consideration for such disposition consists of cash or readily marketable cash equivalents or the assumption of Debt of the Company or a Subsidiary or other obligations relating to such assets and a release from all liability on the Debt or other obligations assumed; and (iii) all Net Available Proceeds of such disposition and from the sale of any marketable cash equivalents received thereby, less any amounts invested as described in the second sentence of the following paragraph, are applied (A) first, within 120 days of such disposition, to the reduction of any obligations then outstanding under the Credit Agreement (or any successor credit facility) to the extent the terms of such Credit Agreement (or successor credit facility) require such application or prohibit prepayment of the Notes; (B) second, within 120 days of such disposition, to the repayment of any other Senior
Debt to the extent the terms of such Senior Debt require such application or prohibit prepayment of the Notes; (C) third, to the extent of any remaining
Net Available Proceeds and so long as any 10 3/8% Notes are outstanding, to make an offer to purchase the 10 3/8% Notes in accordance with the requirements of the 10 3/8% Note Indenture; (D) fourth, to the extent of any remaining Net Available Proceeds and so long as any 9 3/8% Notes are outstanding, to make an offer to purchase the 9 3/8% Notes in accordance with the requirements of the 9 3/8% Notes Indenture; (E) fifth, to the extent more than $5,000,000 of Net Available Proceeds are not required to be applied to the repayments as specified in Clauses (A), (B), (C) and (D), to purchases of Outstanding Notes pursuant to an Offer to Purchase commenced within 120 days of such disposition, at a purchase price equal to 100% of their principal amount plus accrued interest to the date of purchase; (F) sixth, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase Notes required by Clause (E), to the repayment of other Debt of the Company or Debt of a Subsidiary of the Company, to the extent permitted under the terms thereof; and (G) seventh, to the extent of any remaining Net Available Proceeds, to any other use as determined by the Company which is not otherwise prohibited by the Indenture.

      Notwithstanding Clause (ii) above, all or a portion of the consideration for any such disposition may consist of all or substantially all of the assets or a majority of the Voting Stock of an existing television or radio broadcasting or cable television business or franchise (whether existing as a separate entity, subsidiary, division, unit or otherwise) if after giving effect to any such disposition and related acquisition of assets, (x) the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four fiscal quarters, determined on a pro forma basis as if such transaction had taken place and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 7.0 to 1; (y) no Event of Default or event that, with the passing of time or the giving of notice, or both, will constitute an Event of Default shall have occurred or be continuing; and (z) the Net Available Proceeds, if any, are invested in accordance with the next sentence of this paragraph. Notwithstanding Clause (iii) above, the Company shall not be required to repurchase or redeem any Debt to the extent that the Net Available Proceeds from any Asset Disposition are invested within 120 days of such disposition in television or radio broadcasting or cable television assets or franchises or the Company shall have entered into a definitive agreement to acquire such assets subject only to customary conditions, including, without limitation, the approval of the Federal Communications Commission (but excluding any conditions with respect to the financing of such acquisition or due diligence) and such acquisition shall have been consummated within 240 days of such disposition. Notwithstanding the foregoing two sentences, the Company shall not be entitled to take as consideration for an Asset Disposition, or invest Net Available Proceeds in lieu of repurchasing or redeeming Debt in, any television or radio broadcasting or cable television assets, business or franchise unless the majority of the assets (including intangibles) so acquired or the majority of the assets (including intangibles) of such business or franchise so acquired are related to television or radio broadcasting. The Company will not be entitled to any credit against its obligation to purchase Outstanding Notes pursuant to this covenant for Notes previously acquired by reason of a redemption, tender offer or other repurchase. (ss. 1013)

  Limitation on Liens Securing Company Subordinated Debt


      The Company may not, and may not permit any Subsidiary of the Company to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt of the Company that is expressly by its terms subordinate or junior in right of payment (other than by reason of maturity) to any other Debt of the Company without making, or causing such Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with such Debt as to such property or assets for so long as such Debt will be so secured or (y) in the event such Debt is subordinate in right of payment (other than by reason of maturity) to the Notes, prior to such Debt as to such property or assets for so long as such Debt will be so secured. (ss.
1015)

  Limitation on Guarantees of Company Subordinated Debt

      The Company may not permit any Subsidiary, directly or indirectly, to assume, Guarantee or in any other manner become liable with respect to any Debt of the Company that is expressly by its terms subordinate or junior in right of payment (other than by reason of maturity) to any other Debt of the Company. (ss. 1016)

  Limitation on Issuances and Sale of Capital Stock of Wholly Owned Subsidiaries

      The Company (i) may not, and may not permit any Wholly Owned Subsidiary to, transfer, convey, sell or otherwise dispose of any Capital Stock of such or any other Wholly Owned Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary) unless such transfer, conveyance, sale or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and the Net Available Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with "--Limitation on Certain Asset Dispositions" (including the provisions thereof relating to the application of the Net Available Proceeds therefrom) and (ii) may not permit any Wholly Owned Subsidiary to issue shares of its Capital Stock (other than directors' qualifying shares), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than to the Company or a Wholly Owned Subsidiary unless in the case of either Clause (i) or (ii) above (A) after giving effect to any such sale, disposition or issuance, the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four fiscal quarters, determined on a pro forma basis as if such sale, disposition or issuance had taken place and the Net Available Proceeds therefrom had been applied at the beginning of such four fiscal quarters, would be less than 7.0 to 1; (B) immediately after giving effect to such sale, disposition or issuance (including any acquisition of assets with Net Available Proceeds) no Event of Default or event that, with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred or be continuing;
(C) the assets acquired pursuant to such sale, disposition or issuance, are either (x) at least 85% cash or readily marketable cash equivalents and the Net Available Proceeds from such sale, disposition or issuance are applied in accordance with "--Limitation on Certain Asset Dispositions" above (including the provisions thereof relating to the application of Net Available Proceeds therefrom) or (y) all or substantially all of the assets or a majority of the Voting Stock of an existing television or radio broadcasting or cable television business or franchise (whether existing as a separate entity, subsidiary, division, unit or otherwise) (subject to the restrictions described in the penultimate sentence of the second paragraph under "--Limitation on Certain Asset Dispositions") above; (D) after giving effect to any such sale, disposition or issuance, such Wholly Owned Subsidiary shall be a Subsidiary of the Company; and (E) the consideration for such sale, disposition or issuance of Capital Stock will be at least equal to the fair market value thereof as determined by the Board of Directors. (ss. 1014)

Provision of Financial Information

      So long as any of the Notes are Outstanding, the Company will file with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Company were subject to such Sections, and the Company will provide to all Holders and file with the Trustee copies of such reports and documents. (ss. 1018)

Mergers, Consolidations and Certain Sales of Assets

      The Company (i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company or any Subsidiary of the Company (in a transaction in which such Subsidiary remains a Subsidiary of the Company); and (ii) may not, directly or indirectly, transfer, sell, convey, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety; unless: (1) immediately before and after giving effect to such transaction and treating any Debt that becomes an obligation of the Company or a Subsidiary of the Company, as a result of such transaction, as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that, with the passing of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing; (2) in a transaction in which the Company does not survive or in which the Company sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company is organized under the laws of the United States or any State thereof or the District of Columbia and will expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture; (3) immediately after giving effect to such transaction, the Company or the successor entity to the Company would have a ratio of aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such transaction had taken place and the proceeds therefrom had been applied at the beginning of such four fiscal quarters, of less than 7.0 to 1; (4) if, as a result of any such transaction, property or assets of the Company would become subject to a Lien prohibited by the provisions of the Indenture described under "--Limitation on Liens Securing Company Subordinated Debt" above, the Company or the successor entity to the Company shall have secured the Notes as required by such covenant; and (5) certain other conditions are met. Upon any such sale of all or substantially all of the assets of the Company to another Person or any merger or consolidation where the Company is not the surviving entity, such Person or survivor shall become the obligor in respect of the Notes and the Company will be relieved of all further obligations and covenants, including the "--Limitation on Certain Asset Dispositions" above, under the Indenture and the Notes. (ss. 801)

Change of Control

      Within 30 days following the date of the consummation of a transaction that will result in a Change of Control, the Company will commence an Offer to Purchase all Outstanding Notes, subject to the consummation of the Change of Control, at a purchase price equal to 101% of their aggregate principal amount plus accrued interest to the date of purchase. Prior to the commencement of the Offer, and in any event prior to 30 days following the date of the consummation of a transaction that will result in a Change of Control, the Company will (a) to the extent then required to be repaid, pay in full all outstanding Senior Debt or (b) obtain the requisite consents then required under agreements governing such debt. A Change of Control will be deemed to have occurred at such time as any Person or any Persons (other than one or more Permitted Holders) acting together that would constitute a "group" (a "Group") for purposes of
Section 13(d) of the Exchange Act becomes the beneficial owner of 50% or more of the total voting power of all classes of Voting Stock of the Company or at such time as such Person or Group succeeds in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing directors remaining on the Board of Directors of the Company after such election who are Affiliates of such Group, will constitute a majority of the Board of Directors of the Company. "Permitted Holder" means (i) W. Don Cornwell and Stuart J. Beck, (ii) the members of the immediate family of either of the persons referred to in Clause (i) above, (iii) any trust created for the benefit of the persons described in Clause (i) or (ii) above or any of their estates or (iv) any corporation that is controlled by any person described in Clause (i), (ii) or (iii) above. (ss. 1017)


      Upon the occurrence of a Change of Control, the Company will also be required to offer to purchase all the Existing Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, of which $249.8 million principal amount was outstanding at March 31, 1998. Also a change of Control is an Event of Default under the Credit Agreement. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay all borrowings under the Credit Agreement and pay the Change of Control purchase price for all Existing Notes. The Notes will be subordinated in right of payment to the prior full payment of all Senior Indebtedness, including Senior Debt outstanding under the Credit Agreement.

Events of Default

      The following will be Events of Default under the Indenture: (a) failure to pay any interest on any Note when due, continued for 30 days; (b) failure to pay principal of (or premium, if any, on) any Note when due; (c) failure to purchase Notes required to be purchased pursuant to an Offer to Purchase as described under the "--Limitation on Certain Asset Dispositions" and the "Change of Control" covenants in accordance with the terms of such Offer to Purchase;
(d) failure to perform or comply with the provisions described in Clause (a) or
(b) under "Change of Control"; (e) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales of Assets"; (f) failure to perform any other covenant or warranty of the Company in the Indenture, continued for 60 days after written notice as provided in the Indenture; (g) failure to pay, at final maturity, in excess of $5,000,000 principal amount of any indebtedness of the Company or any Subsidiary of the Company, or acceleration of any indebtedness of the Company or any Subsidiary of the Company in an aggregate principal amount in excess of $5,000,000; (h) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an aggregate principal amount in excess of $3,000,000 which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter; and (i) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company. (ss. 501)

      Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (ss. 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (ss. 512)

      If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (ss. 502) For information as to waiver of defaults, see "--Modification and Waiver."

      No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (ss.
507) However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or, interest on such Note on or after the respective due dates expressed in such Note. (ss. 508)

      The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (ss. 1019)

Defeasance

      The Indenture will provide that, at the option of the Company, (A) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding Notes or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, and that the Notes shall no longer be subject to the subordination provisions in either case
(A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Notes. With respect to Clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things
(i) with respect to Clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to Clause (B), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing; (iii) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent. (Article Thirteen)

Modification and Waiver

      Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of (or the premium), or interest on, any Note, (c) change the place or currency of payment of principal of (or premium), or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) modify any Offer to Purchase for the Notes required under the "--Limitation on Certain Asset Dispositions" and the "Change of Control" covenant thereof. (ss. 902)

      The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (ss. 1020) The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest or a default arising from failure to purchase any Note tendered required to be purchased pursuant to an Offer to Purchase. (ss. 513)

The Trustee

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (ss.ss. 601 and 603)

      The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign. (ss. 608)

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (ss. 101)

      "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

      "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger of any such Subsidiaries with or into another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Subsidiary of such Person or by such Person to a Wholly Owned Subsidiary of such Person) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person,
(ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business. Asset Disposition shall not include a Sale and Leaseback Transaction to the extent that the Attributable Value of such Sale and Leaseback Transaction does not exceed $2,000,000 and the aggregate Attributable Value of all such Sale and Leaseback Transactions entered into since the date of the Indenture does not exceed $5,000,000.

      "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Attributable Value means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

      "Average Life" means, as of the date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payments of such Debt, multiplied by the amount of such principal payments by (ii) the sum of all such principal payments.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The Borough of Manhattan, The City of New York, New York are authorized or obligated by law or executive order to close.

      "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

      "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

      "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

      "Consolidated Cash Flow" of any Person means for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person and its Consolidated Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of such Person and its Consolidated Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its Consolidated Subsidiaries for such period, plus (iv) other non-cash charges of such Person and its Consolidated Subsidiaries deducted in determining Consolidated Net Income (other than amortization of film and program assets) for such period, minus (v) non-cash items of such Person and its Consolidated Subsidiaries added in determining Consolidated Net Income for such period; provided, however, Consolidated Cash Flow shall not include Consolidated Net Income and the items specified in Clauses (i) through (iv) above to the extent attributable to a Consolidated Subsidiary of such Person that is subject to restrictions preventing the payment of dividends and the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person, but shall include such payments and distributions as could be made in accordance with such restrictions.

      "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Consolidated Subsidiaries for such period.

      "Consolidated Interest Expense" for any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles,
(ii) the amortization of Debt discounts, (iii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities, (iv) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements or Foreign Currency hedge, exchange or similar agreements other than fees or charges related to the acquisition or termination thereof which are not allocable to interest expense in accordance with generally accepted accounting principles, (v) Preferred Stock dividends declared and payable in cash and (vi) accrued Disqualified Stock dividends, whether or not declared or paid.

      "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (i) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of interests transaction for any period prior to the date of such transaction, (ii) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person, (iii) gains or losses on Asset Dispositions by such Person or its Consolidated Subsidiaries and (iv) all extraordinary gains and extraordinary losses; and provided, further, that there shall be added thereto, to the extent not otherwise included in Consolidated Net Income, the amount of any dividends or other distributions actually paid to such Person during such period by a Person that is not a Consolidated Subsidiary of such Person.

      "Consolidated Subsidiaries" of any Person means all other Persons that would be accounted for as Consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles, provided, however, Consolidated Subsidiaries shall not include any Unrestricted Subsidiary created in accordance with the definition of Unrestricted Subsidiary.

      "Credit Agreement" means the Third Amended and Restated Credit Agreement, dated as of September 4, 1996, by and among the Company, the lenders listed therein, Bankers Trust Company, as Agent, and The Bank of New York, First Union National Bank of North Carolina, Goldman Sachs Credit Partners L.P. and Union Bank of California, N.A., as Co-Agents, as it may be amended, restated, modified or replaced from time to time.

      "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable, film contract rights or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person,
(vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination, and (vii) every obligation of the type referred to in Clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise.

      "Disqualified Stock" means any Capital Stock of the Company or any Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of an event), matures or is required to be redeemed (pursuant to a sinking fund obligation or otherwise) or is redeemable at the option of the holder thereof, in whole or in part (other than a redemption which is conditioned upon a change of control of the Company), on or prior to the final scheduled maturity of the Notes.

      "generally accepted accounting principles" means, with respect to any computation, such accounting principles as are generally accepted in the United States as consistently applied by the Company at the date of such computation.

      "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

      "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and

"Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

      "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person including any payment on a Guarantee of any obligation of such other Person.

      "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

      "Local Marketing Agreement" means any agreement pursuant to which the Company or any of its Subsidiaries agrees to provide television management services, television broadcasting or assets related to the provision of television broadcasting in exchange for cash payments and/or the right to charge others for the provision of advertising or other services or products.

      "Net Available Proceeds" from any Asset Disposition or issuance of Capital Stock by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition or issuance, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or issuance or by applicable law be repaid out of the proceeds from such Asset Disposition or issuance, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, and (iv) reserves established in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

      "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer, offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for the purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the "Provision of Financial Information" covenant described above (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the

Company's business subsequent to the date of the latest of such financial statements referred to in Clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase, and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

      (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

      (2) the Expiration Date and the Purchase Date;

      (3) the aggregate principal amount of the Outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the Section hereof requiring the Offer to Purchase) (the "Purchase Amount");

      (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture);

      (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

      (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

      (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

      (8) that on the Purchase Date the purchase price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;


      (9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

      (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

      (11) that (i) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (ii) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

      (12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Notes so tendered.

      In the event that the Company is required to make an Offer to Purchase, the Company intends to comply with any applicable securities laws and regulations, including any applicable requirements of Rule 14e-1 under the Exchange Act.

      "Permitted Television Investment" means an Investment in any Person which is a Restricted Payment within the meaning of either Clause (iii) or (v) of the definition of Restricted Payment (i) with which the Company has entered into a Local Marketing Agreement or (ii) (a) for the purpose of facilitating the delivery by the Company or any of its Subsidiaries of advanced television service, including high definition television, or interactive television or (b) to otherwise permit the Company or any of its Subsidiaries to exploit any other emerging technologies relating to television broadcasting. For purposes of calculating the aggregate amount of outstanding Permitted Television Investments, any Investment (a) in a Person which, subsequent to such Investment, becomes a Wholly Owned Subsidiary of the Company, or (b) that otherwise, due to a change in the status of such person, would not, if then made, be deemed a Restricted Payment, shall no longer be deemed outstanding as of the date such Person becomes a Wholly Owned Subsidiary or otherwise changes its status, as the case may be.

      "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

      "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

      "Pro Forma Consolidated Cash Flow" of any Person means for any period the Consolidated Cash Flow for such period; provided, that, in the event such Person or its Subsidiaries has made Asset Dispositions or acquisitions of assets, properties or franchises not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) or has permitted an encumbrance or restriction pursuant to the provisions described under "--Limitation Concerning Distributions By and Transfers to Subsidiaries" during or after such period, such computation shall be made on a pro forma basis (whether the acquisition is treated as a purchase or a pooling under generally accepted accounting principles) as if the Asset Dispositions or acquisitions or restriction or encumbrance had taken place on the first day of such period. If, during or after the period for which such calculation is made, the Person or any of its Subsidiaries has acquired or disposed of a television or radio broadcasting or cable television franchise that does not constitute an existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise), the pro forma effect of such acquisition or disposition shall be deemed to be the Consolidated Cash Flow attributable to such franchise (or a reasonable estimate thereof) for the period for which such calculation is made prior to such acquisition or disposition, provided that such estimated Consolidated Cash Flow shall be determined on the basis of comparable franchises, evidenced in a Board Resolution and reported on by a nationally recognized accounting firm.

      "readily marketable cash equivalents" means (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than 180 days from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Ratings Group or at least P-1 from Moody's Investors Service, Inc.; and (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $100,000,000.

      "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

      "Subordinated Debt" means Debt of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent: (i) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists; and (ii) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an event of default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to the Company and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice. Notwithstanding the foregoing, the 7.75% Exchange Debentures and the 12 3/4% Exchange Debentures shall constitute Subordinated Debt unless and until the terms thereof shall be amended or modified after the date of the Indenture.

      "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof. Subsidiary shall not include an Unrestricted Subsidiary created in accordance with the definition of Unrestricted Subsidiary.

      "Unrestricted Subsidiary" means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or
(ii) is directly or indirectly liable for any Debt of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its other Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, (2) any Subsidiary of the Company (other than a Subsidiary existing as of the date of the Indenture or successor to any such Subsidiary) which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below) and (3) any Subsidiary of an Unrestricted Subsidiary where Clauses (a) and (b) are true with respect to such Subsidiary. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided, that either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) immediately after giving effect to such designation, the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Subsidiary had been an Unrestricted Subsidiary at the beginning of such four fiscal quarters, would be less than 7.0 to 1. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided that, immediately after giving effect to such designation, the ratio of the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the most recent available balance sheet to Pro Forma Consolidated Cash Flow for the preceding four full fiscal quarters, determined on a pro forma basis as if such Unrestricted Subsidiary had been a Subsidiary at the beginning of such four fiscal quarters, would be less than 7.0 to 1. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

      "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

      "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

      Set forth below is a summary of certain debt instruments to which the Company is a party. The summary does not purport to be complete, and where reference is made to particular provisions of a debt instrument, such provisions, including the definition of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. Copies of such agreements have been filed by the Company with the Commission.

Credit Agreement

      On June 10, 1998, the Company entered into a new Credit Agreement (the "Credit Agreement") to provide for a senior secured revolving credit facility of $260,000,000 (the "Revolving Loans"), none of which is committed, and borrowings of up to an additional $240,000,000 on an uncommitted basis (the "Additional Loans"), in each instance, the proceeds of which may be used for
(i) working capital and other general corporate purposes, (ii) the repurchase of senior subordinated notes (iii) the redemption or repurchase of the Company's outstanding common and preferred stock, (iv) certain investments and (v) acquisitions. The Company contemplates financing the acquisition of KOFY with the net proceeds of the sale of WWMT and WLAJ, after payment of the purchase price of WLAJ, and borrowings under the Credit Agreement.

      Borrowings under the Credit Agreement are (i) secured by a lien on substantially all of the current and future assets of the Company, other than broadcast licenses (except to the extent permitted by law) and (ii) guaranteed by all present and future subsidiaries of the Company, which guarantees are secured by the pledge of all issued and outstanding shares of capital stock of, and liens on substantially all of the current and future assets of, the Company's current and future subsidiaries. The Credit Agreement contains a negative pledge covenant with respect to the Company's broadcast licenses.

      Outstanding principal balances under the Credit Agreement bear interest at floating rates equal to the LIBOR Rate plus marginal rates between 0.875% and 2.500% or the agent bank's prime rate plus marginal rates between 0% and 1.250%. The marginal rates are subject to adjustment under the Credit Agreement, based upon changes in the Company's ratio of total funded debt to broadcast cash flow after corporate overhead. The principal amount of the Revolving Loans is payable quarterly, and the Revolving Loan commitments are subject to reduction in installments, on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2000, through December 31, 2005 when the final payment is due on the Revolving Loans. The principal amounts of any Additional Loans are payable quarterly, and the Additional Loan commitments are subject to reduction, in installments, on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2002 through December 31, 2005 when the final payment is due on the Additional Loans. The Credit Agreement contains representations and warranties, funding and yield protection provisions, borrowing conditions precedent, financial and other covenants and restrictions, events of default and other provisions customary for bank credit agreements of this type. The Credit Agreement requires that not less than 50% of the Company's aggregate debt have fixed interest rates.

      Covenants and provisions contained in the Credit Agreement restrict (with certain exceptions), among other things, the Company's and its subsidiaries' ability: (i) to incur additional indebtedness, (ii) to create or incur liens,
(iii) to create or become or remain liable with respect to certain contingent liabilities, (iv) to make certain payments with respect to capital stock and subordinated indebtedness; provided that (a) the Company may pay cash dividends on the Convertible Preferred Stock if no default exists or would be caused by such payment and (b) the Company may repurchase the Existing Notes described in this section if no default exists or would be caused by such repurchase, (v) to engage in mergers, acquisitions, divestitures, sales and leasebacks or changes of business, (vi) to engage in asset sales that exceed, in the aggregate during a 12-month period, 15% of consolidated broadcast cash flow for such 12-month period or if such asset sales would account for greater than 25% of consolidated broadcast cash flow for the period from the date of entering into the Credit Agreement to such date of determination, (vii) to become liable under any capital lease, if the total rental payments for all capital leases for any period of 12 consecutive months would be in excess of $4,500,000, (viii) to sell with recourse or discount any of its notes or accounts receivable, (ix) to dispose of any shares of capital stock of a subsidiary, (x) to engage in certain transactions with affiliates and holders of equity interests, (xi) to amend, modify or terminate certain material agreements, (xii) to invest in, or make loans or advances to, other persons or entities in excess of $10,000,000 or
(xiii) to enter into agreements prohibiting the creation of liens or restricting the ability of a subsidiary to pay money or distribute assets to the Company. The Credit Agreement also requires the Company to maintain specified financial ratios.


      Events of Default under the Credit Agreement include, among other things:
(i) any failure of the Company to pay principal thereunder when due, or to pay interest or any other amount due within three days after the date due; (ii) default or breach on any indebtedness in an individual principal amount of $1,000,000 or more on any items of indebtedness with an aggregate principal amount of $2,000,000 or more; (iii) breach by the Company of certain covenants contained therein; (iv) material inaccuracy of any representation or warranty given by the Company therein; (v) the continuance of a default by the Company in the performance of or the compliance with other covenants and agreements for 30 days after the occurrence thereof; (vi) certain changes of control and acts of bankruptcy, insolvency or dissolution; (vii) certain judgments, writs or warrants of attachment of similar process remaining undischarged, unvacated, unbonded, or unstayed for a period of 60 days; (viii) the occurrence of certain reportable events under ERISA; (ix) certain changes in the executive officers of the Company; and (x) any FCC License of the Company or its subsidiaries being terminated, denied renewal or modified in any material adverse respect.

10 3/8% Senior Subordinated Notes

      In May 1995, the Company completed an offering of $175,000,000 aggregate principal amount of its 10 3/8% Senior Subordinated Notes due May 15, 2005, of which $173,000,000 principal amount was outstanding at March 31, 1998. The Company repurchased approximately $23,000,000 of the 10 3/8% Notes with the proceeds of the offering of the Old Notes.

      Interest on the 10 3/8% Notes is payable in cash semi-annually on May 15 and November 15 of each year. The 10 3/8% Notes do not have the benefit of any sinking fund obligations, and are not convertible or exchangeable into any other security.

      The 10 3/8% Notes are subordinated in right of payment to the indebtedness under the Credit Agreement and to any other existing or future Senior Debt (as defined in the 10 3/8% Note Indenture, which definition is substantially identical to that contained in the Indenture), rank pari passu with the 9 3/8% Notes, will rank pari passu with the Notes and will rank pari passu with or senior to any class or series of Debt that expressly provides that it ranks pari passu with or junior to the Notes, as the case may be.

      The 10 3/8% Notes are redeemable on or after May 15, 2000, at the option of the Company, in whole or in part from time to time, at 105.188% of principal amount thereof, plus accrued interest, reducing to 100% of the principal amount thereof, plus accrued interest, on or after May 15, 2002.

      The Company is required to offer to purchase all outstanding 10 3/8% Notes at 101% of their principal amount, plus accrued interest, in the event of a Change of Control (as defined in the 10 3/8% Note Indenture, which definition is substantially identical to that contained in the Indenture).

      The Company is required to make an offer to purchase the 10 3/8% Notes at 100% of their principal amount if the Company makes an Asset Disposition (as defined in the 10 3/8% Note Indenture) and the sale proceeds are not reinvested. The offer to purchase is limited to the net proceeds from such Asset Disposition and is subject to: (i) the prior claims of holders of Senior Debt and (ii) there being net proceeds in excess of $5,000,000 that are not required to be applied to Senior Debt.

      The 10 3/8% Note Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur debt, pay cash dividends on or repurchase capital stock, enter into agreements prohibiting the creation of liens or restricting the ability of a subsidiary to pay money or transfer assets to the Company, enter into certain transactions with their affiliates, dispose of certain assets and engage in mergers and consolidations.

      Events of Default under the 10 3/8% Note Indenture include: (i) failure to pay principal of or premium, if any, on the 10 3/8% Notes when due at maturity, upon redemption or otherwise, including failure by the Company to purchase the 10 3/8% Notes upon a Change of Control or in connection with an Asset Disposition (whether or not such payment shall be prohibited by the subordination provisions of the 10 3/8% Note Indenture); (ii) failure to pay any interest on any 10 3/8% Notes when due, continued for 30 days (whether or not such payment shall be prohibited by the subordination provisions of the 10 3/8% Note Indenture); (iii) failure to perform any other covenant or agreement of the Company in the 10 3/8% Notes or the 10 3/8% Note Indenture, continued for 60 days after written notice as provided in the 10
3/8% Note Indenture; (iv) failure to pay at final maturity in excess of $4,000,000 principal amount of any indebtedness of the Company or any subsidiary of the Company, or acceleration of any indebtedness of the Company or any subsidiary of the Company in an aggregate principal amount in excess of $4,000,000; and (v) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary.

9 3/8% Senior Subordinated Notes

      In February 1996, the Company completed an offering of $110,000,000 aggregate principal amount of its 9 3/8% Senior Subordinated Notes due December 1, 2005, of which $77,095,000 principal amount was outstanding at March 31, 1998.

      Interest on the 9 3/8% Notes is payable in cash semi-annually on June 1 and December 1 of each year. The 9 3/8% Notes do not have the benefit of any sinking fund obligations, and are not convertible or exchangeable into any other security.

      The 9 3/8% Notes are subordinated in right of payment to the indebtedness under the Credit Agreement and to any other existing or future Senior Debt (as defined in the 9 3/8% Note Indenture, which definition is substantially identical to that contained in the Indenture), rank pari passu with the 10 3/8% Notes, will rank pari passu with the Notes and will rank pari passu or senior to any class or series of Debt that expressly provides that it ranks pari passu with or junior to the Notes, as the case may be.

      The 9 3/8% Notes are redeemable on or after December 1, 2000, at the option of the Company, in whole or in part from time to time, at 104.687% of principal amount thereof, plus accrued interest, reducing to 100% of the principal amount thereof, plus accrued interest, on or after December 1, 2002.

      The Company is required to offer to purchase all outstanding 9 3/8% Notes at 101% of their principal amount, plus accrued interest, in the event of a Change of Control (as defined in the 9 3/8% Note Indenture, which definition is substantially identical to that contained in the Indenture).

      The Company is required to make an offer to purchase the 9 3/8% Notes at 100% of their principal amount if the Company makes an Asset Disposition (as defined in the 9 3/8% Note Indenture) and the sale proceeds are not reinvested. The offer to purchase is limited to the net proceeds from such Asset Disposition and is subject to: (i) the prior claims of holders of Senior Debt, (ii) a requirement to make a similar offer to purchase the 10 3/8% Notes prior to any offer to purchase the 9 3/8% Notes and (iii) there being net proceeds in excess of $5,000,000 that are not required to be applied to Senior Debt or to the purchase of the 10 3/8% Notes.

      The 9 3/8% Notes are redeemable before December 1, 2000 only in the event that on or before February 22, 1999 the Company receives proceeds from any sale of its Capital Stock other than Disqualified Stock (each as defined in the 9 3/8% Note Indenture) in one or more offerings, in which case the Company may, at its option, use all or a portion of any such proceeds within 75 days of receipt to redeem 9 3/8% Notes in a principal amount of at least $5,000,000 and up to an aggregate of 33% of the original principal amount of the 9 3/8% Notes at a redemption price of 109.375% of the principal amount thereof plus accrued interest to the date of redemption; provided, however, that at least 67% of the original principal amount of the 9 3/8% Notes remains outstanding.

      The 9 3/8% Note Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur debt, pay cash dividends on or repurchase capital stock, enter into agreements prohibiting the creation of liens or restricting the ability of a subsidiary to pay money or transfer assets to the Company, enter into certain transactions with their affiliates, dispose of certain assets and engage in mergers and consolidations.

      Events of Default under the 9 3/8% Note Indenture include: (i) failure to pay principal of or premium, if any, on the 9 3/8% Notes when due at maturity, upon redemption or otherwise, including failure by the Company to purchase the 9 3/8% Notes upon a Change of Control or in connection with an Asset Disposition (whether or not such payment shall be prohibited by the subordination provisions of the 9 3/8% Note Indenture); (ii) failure to pay any interest on any 9 3/8% Notes when due, continued for 30 days (whether or not such payment shall be prohibited by the subordination provisions of the 9 3/8% Note Indenture); (iii) failure to perform any other covenant or agreement of the Company in the 9 3/8% Notes or the 9 3/8% Note Indenture, continued for 30 days after written notice as provided in the 9 3/8% Note Indenture;
(iv) failure to pay at final maturity in excess of $4,000,000 principal amount of any indebtedness of the Company or any subsidiary of the Company, or acceleration of any indebtedness of the Company or any subsidiary of the Company in an aggregate principal amount in excess of $4,000,000; and (v) certain events of bankruptcy, insolvency or reorganization of the Company or any subsidiary.


                CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         Subject to the qualifications set forth below, in the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., tax counsel to the Company, the following accurately sets forth the anticipated material U.S. federal income tax consequences applicable to the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer. It is limited solely to U.S. federal income tax matters and is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed regulations), administrative rulings and pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect.

         The following is limited to holders who hold the Notes as "capital assets" for U.S. federal income tax purposes and does not cover all aspects of federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders. The following does not address U.S. federal income tax consequences that may be applicable to particular categories of shareholders, including insurance companies, tax-exempt persons, financial institutions, dealers in securities, persons with significant holdings of Company stock, and non-United States persons, including foreign corporations and nonresident alien individuals. The following does not address any tax considerations under the laws of any state, locality, or foreign country.

         The Company has not sought, nor does it intend to seek, a ruling from the IRS as to any of the matters covered by this discussion, and there can be no assurance that the IRS will not successfully challenge the conclusions reached in this discussion. BECAUSE THE U.S. FEDERAL INCOME TAX CONSEQUENCES DISCUSSED BELOW DEPEND UPON EACH HOLDER'S PARTICULAR TAX STATUS, AND DEPEND FURTHER UPON U.S. FEDERAL INCOME TAX LAWS, REGULATIONS, RULINGS AND DECISIONS WHICH ARE SUBJECT TO CHANGE (WHICH CHANGES MAY BE RETROACTIVE IN EFFECT), HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

Exchange

         The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an exchange or other tax event for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. A holder should have the same adjusted tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

Interest

         A holder of New Notes will be required to report interest income for federal income tax purposes for any interest earned on the Notes in accordance with such holder's method of tax accounting.

Original Issue Discount

         The Old Notes do not have original issue discount ("OID") for federal income tax purposes. Accordingly, the New Notes also will not have OID since the New Notes should be treated as a continuation of the Old Notes for federal income tax purposes.

Market Discount

         Under the market discount rules of the Code, an exchanging holder (other than a holder who made the election described below) who purchased an Old Note with "market discount" (generally defined as the amount by which the stated redemption price of the Old Note on the holder's date of purchase exceeded the holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the New Note received in the exchange as ordinary income to the extent of the market discount that accrued during the holder's holding period for such New Note (which period will include such holder's holding period for the Old Note). In addition, a holder of a Note acquired at market discount may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note. A holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not be required to treat any gain recognized as ordinary income (or defer interest deductions) under the market discount rules described above. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions.

Amortizable Bond Premium

         In general, if a holder's initial tax basis in the Old Notes at acquisition exceeded the amount payable at maturity, the excess will be treated as "amortizable bond premium" (including after the exchange of such Old Notes for New Notes). In such case, the holder may elect under section 171 of the Code to amortize the bond premium annually under a constant yield method. The holder's adjusted tax basis in the Note is decreased by the amount of the allowable amortization. Because the Notes have early call provisions, holders must take such call provisions into account to determine the amount of amortizable bond premium. Amortizable bond premium is treated as an offset to interest received on the obligation rather than as an interest deduction, except as may be provided in Treasury regulations. An election to amortize bond premium would apply to amortizable bond premium on all taxable bonds held on or acquired after the beginning of the holder's taxable year for which the election is made, and may be revoked only with the consent of the IRS. Holders who acquire their Notes with amortizable bond premium should consult their own tax advisors.

Sale, Exchange, Redemption or Other Disposition of Notes

         On sale, exchange, redemption or other disposition of the Notes, and except to the extent that the cash received is attributable to accrued interest (which generally represents ordinary interest income) or market discount (the tax consequences of which are described above), a holder generally will recognize capital gain or loss measured by the difference between the amount realized and such holder's adjusted tax basis in the Notes redeemed.

Backup Withholding

         Federal income tax backup withholding at a rate of 31 percent on dividends, interest payments, and proceeds from a sale, exchange, or redemption of New Notes will apply unless the holder (i) is a corporation or comes within certain other exempt categories (and, when required, demonstrates this fact) or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. A holder of Notes who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS. The Company will report to the holders of the Notes and the IRS the amount of any "reportable payments" and any amount withheld with respect to the Notes during the calendar year.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period until 180 days after the Exchange Offer Registration Statement has been declared effective, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers.

      The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period until 180 days after the Exchange Offer Registration Statement has been declared effective, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of the Notes, except as expressly set forth in the Registration Rights Agreement and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                     EXPERTS

      The consolidated financial statements of the Company included in the Company's Annual Report (Form 10-K) for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The financial statements of KOFY-TV (a Division of Pacific FM Incorporated) at June 30, 1997 and 1996, and for each of the two years in the period ended June 30, 1997, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      The validity of the New Notes will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company. Vernon E. Jordan, Jr., a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P. holds, beneficially and of record, 8,264 shares of the Company's Common Stock (Nonvoting).

                          INDEX TO FINANCIAL STATEMENTS


                                                                          Page
                                                                       Reference
                                                                       ---------
KOFY-TV (A Division of Pacific FM, Incorporated)

Report of Independent Auditors.....................................       F-2

Balance Sheets as of June 30, 1997
  and 1996 and March 31, 1998 (unaudited)..........................       F-3

Statements of Operations for the Years
  Ended June 30, 1997 and 1996 and
  Nine Months Ended March 31, 1998
  and 1997 (unaudited).............................................       F-4

Statements of Cash Flows for the Years Ended
  June 30, 1997 and 1996 and  Nine Months
  Ended March 31, 1998 and 1997 (unaudited)........................       F-5

Notes to Financial Statements......................................       F-6

                         Report of Independent Auditors

The Board of Directors
Pacific FM, Incorporated

We have audited the accompanying balance sheets of KOFY-TV, a Division of Pacific FM, Incorporated as of June 30, 1997 and 1996, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KOFY-TV at June 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

December 19, 1997
New York, New York

                                     KOFY-TV

                    (A Division of Pacific FM, Incorporated)

                                 Balance Sheets

                                                                                                         March 31,
                                                                                 June 30,                  1998
                                                                           1997            1996         (unaudited)
                                                                       ---------------------------------------------
Assets
Current assets:
  Cash                                                                 $     17,575    $     33,667    $    267,000
  Accounts receivable, net of allowance for doubtful accounts
     ($150,800 in 1997 and $150,000 in 1996)                              4,248,264       3,416,250       3,762,000
  Due from affiliates                                                    10,895,401      11,154,416              --
  Programming rights, including $1,911,243 and $500,725 of barter in
     1997 and 1996, respectively                                          2,825,746       1,654,576         914,000
  Deferred income taxes                                                     318,054         257,041         318,000
  Prepaid expenses and other current assets                                 162,845         279,003         966,000
                                                                       ---------------------------------------------
Total current assets                                                     18,467,885      16,794,953       6,227,000

Property and equipment, net                                               1,323,116       1,483,660       1,106,000

Programming rights, less current portion                                    839,070       1,170,111       2,731,000
Goodwill, net of accumulated amortization of $5,479,902
  in 1997 and $5,155,902 in 1996                                          4,179,891       4,503,891       3,937,000
Other assets                                                                363,371         448,512          86,000
                                                                       ---------------------------------------------
Total assets                                                           $ 25,173,333    $ 24,401,127    $ 14,087,000
                                                                       ---------------------------------------------
                                                                       ---------------------------------------------

Liabilities and shareholders' equity (deficit)
Current liabilities:
  Accounts payable                                                     $    726,782    $  1,434,964    $    596,000
  Accrued expenses                                                        1,156,426         736,075         869,000
  Deferred barter income                                                  1,005,302         726,285       1,005,000
  Income taxes payable                                                    1,015,731         847,839       1,772,000
  Obligations for program rights, including $1,911,243 and
     $500,725 of barter in 1997 and 1996, respectively                   15,340,602       8,246,966       2,372,000
  Due to affiliates                                                              --              --       1,015,000
  Current portion of long-term debt                                       1,224,642       1,056,385       1,195,000
                                                                       ---------------------------------------------
Total current liabilities                                                20,469,485      13,048,514       8,824,000

Obligations for program rights                                            1,692,956       7,354,934       6,115,000
Long-term debt                                                            9,699,730      10,240,644       6,796,000

Shareholders' equity (deficit):
  Common stock, $10 par value: 12,000 shares authorized
     1,530 shares issued and outstanding                                     15,300          15,300          15,000
  Capital in excess of par value                                            112,546         112,546         113,000
  Accumulated deficit                                                    (6,816,684)     (6,370,811)     (7,776,000)
                                                                       ---------------------------------------------
Total shareholders' deficit                                              (6,688,838)     (6,242,965)     (7,648,000)
                                                                       ---------------------------------------------
Total liabilities and shareholders' deficit                            $ 25,173,333    $ 24,401,127    $ 14,087,000
                                                                       ---------------------------------------------
                                                                       ---------------------------------------------

See accompanying notes

                                     KOFY-TV

                    (A Division of Pacific FM, Incorporated)

                 Statements of Operation and Accumulated Deficit


                                                                                  Nine Months Ended
                                                                                      March 31,
                                                Years ended June 30,                 (unaudited)
                                                1997           1996            1998            1997
                                          ---------------------------------------------------------------
Net revenues                               $ 17,749,319    $ 18,094,242    $ 13,304,000    $ 11,521,000
Barter revenue                                2,791,983       3,274,429       2,094,000       2,456,000
                                          ---------------------------------------------------------------
Total revenue                                20,541,302      21,368,671      15,398,000      13,977,000

Station operating expense                    18,884,079      17,689,185      13,612,000      12,530,000
Amortization-goodwill and other                 465,041         451,654         270,000         270,000
Depreciation                                    269,347         277,462         270,000         270,000
                                          ---------------------------------------------------------------
Total operating expenses                     19,618,467      18,418,301      14,152,000      13,070,000

Operating income                                922,835       2,950,370       1,246,000         907,000

Other income (expense):
   Net interest expense                      (1,353,643)     (1,239,283)       (879,000)     (1,008,000)
   Other income (expense)                       237,885          56,442       1,230,000              --
                                          ---------------------------------------------------------------
                                             (1,115,758)     (1,182,841)        351,000      (1,008,000)
                                          ---------------------------------------------------------------

Income (loss) before income taxes              (192,923)      1,767,529       1,597,000        (101,000)
Income tax expense                              252,950         664,570         756,000          77,000
                                          ---------------------------------------------------------------
Net income (loss)                              (445,873)      1,102,959         841,000        (178,000)


Accumulated deficit, beginning of period     (6,370,811)     (7,473,770)     (6,817,000)     (7,474,000)
Purchase of equity interest                          --              --      (1,800,000)             --
                                          ---------------------------------------------------------------
Accumulated deficit, end of period         $ (6,816,684)   $ (6,370,811)   $ (7,776,000)   $ (7,652,000)
                                          ---------------------------------------------------------------
                                          ---------------------------------------------------------------

See accompanying notes.

                                     KOFY-TV
                    (A Division of Pacific FM, Incorporated)

                            Statements of Cash Flows

                                                                                        Nine Months Ended March 31,
                                                          Year ended June 30,                  (unaudited)
                                                           1997           1996             1998            1997
                                                     ----------------------------------------------------------------
Cash flows from operating activities
Net income (loss)                                     $   (445,873)   $  1,102,959    $    841,000    $   (178,000)
Adjustments to reconcile net income to
net cash provided by operating activities:
 Depreciation and amortization expense                     734,388         729,116         540,000         540,000
 Provision for doubtful accounts                               800              --              --              --
 Deferred income taxes                                     (61,014)       (257,041)             --              --
 (Increase) decrease in assets:
   Programming rights and obligations                      591,529      (1,789,887)     (8,527,000)       (176,000)
   Accounts receivable                                    (832,814)        (92,206)        486,000         (91,000)
   Prepaid expense and other assets                        116,158         (82,518)       (526,000)       (388,000)
 Increase (decrease) in liabilities:
   Accounts payable                                       (708,181)        475,829        (131,000)        484,000
   Accrued liabilities                                     420,350         178,507        (287,000)       (404,000)
   Income taxes payable                                    167,892         763,610         757,000         603,000
   Deferred barter income                                  279,017          63,731          84,000              --
                                                     ----------------------------------------------------------------
Net cash provided by (used in) operating activities        262,252       1,092,100      (6,763,000)        390,000

  Cash flows from investing activities
Purchase of investment                                          --         (22,500)             --              --
Purchase of fixed assets                                  (144,802)        (53,525)        (81,000)         (4,000)
Disposal of assets                                          36,000         225,329              --              --
                                                     ----------------------------------------------------------------
Net cash provided by (used in) investing activities       (108,802)        149,304         (81,000)         (4,000)

Cash flows from financing activities
Decrease (increase) in notes receivable due from
   related parties                                         259,015      (2,949,840)     11,826,000         (31,000)
Proceeds from note payable due bank                        267,000       3,300,000              --              --
Repayment of note payable due bank                        (639,657)     (1,511,481)     (2,933,000)       (275,000)
Payment for equity interest                                     --              --      (1,800,000)             --
Deferred financing costs                                   (55,900)        (98,000)             --              --
                                                     ----------------------------------------------------------------
Net cash provided by (used in) financing activities       (169,542)     (1,259,321)      7,093,000        (306,000)
                                                     ----------------------------------------------------------------

Net increase (decrease) in cash                            (16,092)        (17,917)        249,000          80,000
Cash at beginning of year                                   33,667          51,584          18,000          34,000
                                                     ----------------------------------------------------------------
Cash at end of year                                   $     17,575    $     33,667    $    267,000    $    114,000
                                                     ----------------------------------------------------------------
                                                     ----------------------------------------------------------------
Supplemental disclosure of cash flow
  information
Cash paid during the period for:
Interest                                              $  1,365,451    $  1,244,820    $    880,000    $  1,010,000
                                                     ----------------------------------------------------------------
                                                     ----------------------------------------------------------------
Taxes                                                 $     21,392    $    196,476              --              --
                                                     ----------------------------------------------------------------
                                                     ----------------------------------------------------------------

                             See accompanying notes.

                                     KOFY-TV

                    (A Division of Pacific FM, Incorporated)

                          Notes to Financial Statements

                                  June 30, 1997

1. Summary of Significant Accounting Policies

a.    Nature of Business

      KOFY-TV (the "Company") is a division of Pacific FM, Incorporated ("Pacific FM"). The Company was acquired in 1980 through a tax free exchange involving three stations owned and operated by Pacific FM. Pacific FM also owns and operates two radio stations, KOFY-AM and KDIA-FM, through its radio division ("Radio Division"), and an airplane through its wholly-owned subsidiary Next Century Aviation, Inc. ("Air Subsidiary"). The Company broadcasts commercial television programming in the metropolitan San Francisco television market on UHF station 20. Commercial time is sold and credit is granted to customers who are predominately advertising agencies. Collateral is not required for credit granted. Consequently, the Company's ability to collect amounts due from customers is affected by economic fluctuations in the advertising industry and the metropolitan San Francisco television market. However, credit risk with respect to uncollected receivables is limited due to the large number of customers comprising the customer base and their dispersion across different industries and geographical locations.

      In October 1997, the stockholders of Pacific FM agreed in principle to sell 51% of Pacific FM's outstanding common stock to Granite Broadcasting Corporation ("Granite"). At the closing of the sale, it is contemplated that Granite will acquire the remaining 49% of Pacific FM. The total price of all the stock of Pacific FM is $143,750,000 in cash. In addition, Granite will pay $30,000,000 to the principal shareholders of Pacific FM for a covenant not to compete in the San Francisco television market for a period of five years from the closing. Consummation of the sale is contingent on, among other things, FCC approval and satisfaction of certain other conditions. Prior to the closing of the sale, Pacific FM will sell or otherwise dispose of its Radio Division and Air Subsidiary as Granite's purchase of the outstanding stock of Pacific FM is based solely on the results of the Company. Thus, the accompanying financial statements do not include the accounts of the Radio Division and the Air Subsidiary.

b.    Program Rights

      Program rights represent the cost of broadcast license agreements for television programming. In accordance with the provisions of Financial Accounting Standards Board Statement No. 63, "Financial Reporting by Broadcasters," the Company records assets and liabilities for broadcast license agreements at the gross amount of the rights acquired and obligations incurred under these license agreements when the license period has begun, the cost of the program is known and the program has been accepted and is available for its first telecast.

      Barter programming transactions are accounted for at the fair market value of programming received. Accordingly, the fair value of the programming received is capitalized and amortized to expense as used. The related liability for these barter programming transactions is also recorded at the fair value of the programming received and is amortized to income as commercial time is aired.

      Amortization of program rights is computed for financial statement purposes using a sliding-scale method based upon the total available runs for a program and the number of times shown. The sliding-scale method results in a higher amortization expense for the first time a program is broadcast and a smaller amortization expense for each successive broadcast of the same title. Management estimates that amounts included in current assets will be charged to operations in the next fiscal year. Program rights are valued at the lower of unamortized cost or net realizable value.

c.    Revenue Recognition

      Revenue from the sale of advertising is recognized at the time the advertisements are aired.

d.    Property and Equipment

      Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

      Leasehold improvements                                  5 to 30 years
      Equipment                                               3 to 7 years
      Transportation                                          3 to 7 years
      Furniture and fixtures                                  3 to 7 years

e.    Goodwill

      The Company was acquired in 1980 in a business combination accounted for using the purchase method. Goodwill of $9,659,793 represents the excess of the purchase price over the fair value of the net assets acquired. Goodwill is being amortized on a straight-line method over 30 years. Accumulated amortization for the years ended June 30, 1997 and 1996 was $5,479,902 and $5,155,902 respectively.

f.    Advertising Costs

      The Company expenses advertising costs as incurred. Advertising expense for the years ended June 30, 1997 and 1996 was $172,502 and $226,320, respectively.

g.    Income Taxes

      The Company is included in the consolidated federal income tax return of Pacific FM. For financial reporting purposes, the Company has provided for federal income taxes as if it filed a separate income tax return. Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

      The provision for income taxes for the years ended June 30, consists of the following:

                                                     1997                1996
                                                  ------------------------------
                    Current taxes
                      Federal                      $ 244,289          $ 708,073
                      State                           69,674            213,538
                                                  ------------------------------
                    Total current taxes              313,963            921,611
                                                  ------------------------------
                    Deferred taxes                   (61,013)          (257,041)
                                                  ------------------------------
                    Provision for income taxes     $ 252,950          $ 664,570
                                                  ------------------------------
                                                  ------------------------------

      The significant components of the Company's deferred tax assets at June 30 are as follows:

                                                           1997       1996
                                                         -------------------
      Property, plant and equipment basis differences    $    862   $(16,266)
      Allowance for bad debts                              60,320     60,000
      Other                                               256,872    213,307
                                                         -------------------

      Deferred taxes                                     $318,054   $257,041
                                                         -------------------
                                                         -------------------

      The income tax provisions differ from the amount computed by applying the U.S. statutory rate due to the following:


                                                  For the Year Ended June 30,
                                                  --------------------------
                                                      1997          1996
                                                  --------------------------
      Provision at federal statutory rate               34%          34%
      State taxes, net of federal benefit               20            8
      Goodwill                                          57            6
      Decrease in valuation allowance                   --          (11)
      Other                                             20            1
                                                  --------------------------
      Total                                            131%          38%
                                                  --------------------------
                                                  --------------------------

      The Company has not reflected a tax benefit associated with net operating loss carryforwards recorded at Pacific FM.

h.    Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Radio Time Brokerage Agreement

The Company operates KAZA-AM, the Radio Fiesta Corporation ("broker") affiliate serving San Jose, California, pursuant to a five-year time brokerage agreement that commenced on August 1, 1995. The terms of the agreement require the Company to pay a monthly fee and to reimburse the broker for operating expenses. The Company is also required to pay additional payments if certain gross revenue figures are attained. In exchange for such payments, the broker makes available substantially all of its air time for broadcast or programming produced by the Company. Time Brokerage fees for the years ended June 30, 1997 and 1996, were $147,500 and $110,000 respectively.

3. Property and Equipment

The major classifications of property and equipment at June 30 are as follows:


                                                           1997         1996
                                                        -----------------------
Transportation                                          $  349,958   $  275,284
Leasehold improvements                                     415,234      415,234
Equipment                                                4,033,684    4,003,045
Furniture and fixtures                                     136,318      132,828
                                                        -----------------------
                                                         4,935,194    4,826,391
Less accumulated depreciation                            3,612,078    3,342,731
                                                        -----------------------
Net property and equipment                              $1,323,116   $1,483,660
                                                        -----------------------
                                                        -----------------------

4. Assets Held Under Capital Leases

The Company's net assets recorded under capital leases by major class at June 30 are as follows:

                                                         1997          1996
                                                       ----------------------
Equipment                                              $192,736      $192,736
Less accumulated depreciation                           192,736       192,736
                                                       ----------------------
Assets held under capital leases, net                  $     --      $     --
                                                       ----------------------
                                                       ----------------------

At June 30, 1997, the Company had no capitalized lease obligations.

5. Long-Term Debt


                                                               June 30,
                                                       ------------------------
                                                           1997         1996
                                                       ------------------------
Note payable in 48 monthly installments, including
 a balloon payment of $6,617,810 due August 1, 2000
 bearing interest at the Citibank N.A. base rate
 plus 2.5% (11% at June 30, 1997) ("Finova Loan")      $10,281,808  $10,514,806
Other long-term debt, due in monthly installments
 ranging from $6,278--$15,000. The notes bear
 interest rates ranging from 10%--12.25%                   642,564      782,223
                                                       ------------------------
Total long-term debt                                    10,924,372   11,297,029
Less current portion                                     1,224,642    1,056,385
                                                       ------------------------
Long-term debt, less current portion                   $ 9,699,730  $10,240,644
                                                       ------------------------
                                                       ------------------------

Principal maturities of long-term debt are as follows:

                 Year ending June 30:
                    1999                           $1,351,426
                    2000                            1,431,463
                    2001                            6,774,977
                    2002                               36,183
                    Thereafter                        105,681
                                                   ----------
                 Total                             $9,699,730
                                                   ----------
                                                   ----------

6. Obligations for Program Rights

The approximate obligations for recorded cash program rights for the years subsequent to June 30, 1997, are as follows:

                    1998                           $10,918,989
                    1999                             2,984,822
                    2000                             2,479,404
                    2001                               632,309
                    2002                                18,034
                                                   -----------
                                                   $17,033,558
                                                   -----------
                                                   -----------

7. Commitments and Contingencies

a.    Broadcasting Agreements

      At June 30, 1997, the Company is committed to acquire additional broadcast programming rights which have not been recorded on its balance sheet at a total cost of approximately $5,106,749.

b.    Lease Agreements

      The Company is committed under (noncancelable) long-term operating lease for facilities rent of its offices and television transmitter sites. The leases require payments of various expenses incidental to the use of the properties and consumer price index escalation clauses. Rent expense during the years ended June 30, 1997 and 1996 was $367,687 and $406,193, respectively.

      The future operating lease commitments for the next five years are estimated as follows:

                    1998                           $  379,826
                    1999                              379,826
                    2000                              373,776
                    2001                              373,776
                    2002                              373,776
                    Thereafter                        649,536
                                                   -----------
                                                   $2,530,516
                                                   -----------
                                                   -----------

8. Related Party Transactions

The Company has receivables from related entities KOFY-AM, KDIA-AM and Next Century Air of $7,328,151, $3,156,738 and $410,512 in 1997, and $7,778,006,
$3,295,631 and $80,779 in 1996, respectively.

During the years ended June 30, 1997 and 1996, the Company paid salary and rent expenses on behalf of KDIA-AM and KOFY-AM totaling $276,000 and $271,800 respectively, which were charged to intercompany receivables.

The Company leases a transmitter site from a related party, a holding company whose stock is owned by Pacific FM. The Company is responsible for the maintenance of the property but is entitled to any income derived from the property. These costs are reflected above in the operating lease commitments.

The Company leases certain space for the parking of company vehicles on a month-to-month basis from a partnership, whose partners are stockholders or officers of Pacific FM. The lease expense for the years ended 1997 and 1996 was $5,664.

9. Retirement Plan

Pacific FM has an employee 401(k) retirement plan (the "Plan") covering all eligible employees. The contributions to the Plan are based upon elective salary deferrals by Plan participants. An officer of the Company is the trustee of the Plan. The Company did not make any contributions to the Plan during the years ended June 30, 1997 and 1996.

10. Network Affiliation

In February 1994, the Company entered into a television affiliation agreement with Warner Brothers ("WB") Communications for carriage of WB television programming commencing January 11, 1995, and terminating on January 11, 1998. WB has the option at its sole discretion to terminate or extend the agreement for additional successive years in two year increments for an unlimited period of time. Generally, WB Communications is obligated to pay the costs of providing the Company's network programming, and the Company has agreed to pay varying amounts of compensation and airtime to WB Communications based on the station's television market ratings of the broadcasting programs. Revenue, at various rates, is derived from the sale to advertisers of time in network programs for commercial announcements and is dependent on the quantitative and qualitative audience that the Company can deliver to prospective advertisers with WB network programs. The Company paid network affiliation fees of $748,500 and $468,272 for the years ended June 30, 1997 and 1996 respectively.

11. Financial Instruments

The Company maintains its cash balances in one financial institution located in the metropolitan San Francisco area. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across different industries and geographical locations.

12. Subsequent Events

a.    Option Purchase

      On July 8, 1997, the Company paid $10,000 for an option to purchase participation rights previously granted to a former shareholder. The rights, the term of which is the life of the Company's majority shareholder plus 21 years, entitled the former shareholder to 10% of the proceeds on any sale of the Company's outstanding shares, or a 10% interest in property acquired in any exchange of the Company's shares.

      On September 17, 1997 the company exercised its option to purchase the rights for $200,000 and a $1,800,000 interest bearing note due on January 2, 1998.

b.    Third Amendment to Finova Loan

      In exchange for Finova to modify certain loan covenants, the Company entered into a third amendment to the amended and restated loan in October 1997. The Company incurred an additional loan fee of $200,000 to be paid at the earlier of either prepayment of the loan balance or the loan maturity date. The third amendment is for a term of 46 months, and is collateralized by the Company's assets and the personal guarantee of the principal stockholder.

c.    Restructured Syndicator Debts

      The Company negotiated with four distributors to revise the restructured payment terms. In October 1997, the four distributors agreed to allow varying amount of discounts on license fees due to them, resulting in a gain of approximately $1,200,000 on the debt forgiveness.

d.    Radio Time Brokerage Agreement

      The Company has terminated its time brokerage agreement with Radio Fiesta Corporation, licensor of KAZA-AM radio. Arbitration is scheduled for May 1998 to determine the amount of liquidating damages, if any.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

      Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Eighth of the Company's Third Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") (incorporated by reference as Exhibit 3.1 to this Registration Statement), eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

      Section 145 of the DGCL provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent.

      Article Eighth of the Certificate of Incorporation provides that the Company shall indemnify any current or former director or officer to the fullest extent permitted by the DGCL. Article Eighth further contemplates that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such directors and officers are otherwise entitled by means of Bylaw provisions, contracts, agreements, or otherwise. Article VIII of the Company's Bylaws provides that the Company shall indemnify to the fullest extent permitted by DGCL its current and former directors and officers and persons serving as directors and officers of any corporation at the request of the Company. The Company also maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities.

      Reference is made to the Granite Broadcasting Corporation Stock Option Plan (incorporated by reference as Exhibit 10.1 to this Registration Statement), which provides that the Company shall indemnify and hold harmless each member of the Stock Option Committee of the Plan against certain liabilities arising by reason of such person's membership on such committee and the board of directors of the Company, except liabilities arising from such person's gross negligence or willful misconduct.

      Reference is made to the Exchange and Registration Rights Agreement filed as Exhibit 99.3 to this Registration Statement which provides for indemnification for the officers and directors of the Company signing a Resale Registration Statement and certain control persons of the Company against certain liabilities, including those arising under the Securities Act in certain circumstances by selling Holders.

Item 21. Exhibits and Financial Statement Schedules


(a)   Exhibits:

     The following instruments and documents are included as Exhibits to this Registration Statement.



  1.a/ Purchase Agreement, dated May 6, 1998, between the Company and the Purchasers named therein.

  4.49a/ Indenture dated as of May 11, 1998, between the Company and The Bank of New York, as Trustee, relating to the Company's
                 8 7/8% Senior Subordinated Notes due May 15, 1998 (including form of note).

  5.a/           Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                 concerning the legality of the securities being registered.

  8.1*           Legal Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                 concerning certain tax matters.

 10.15a/ Granite Broadcasting Corporation Management Stock Plan, as amended through April 28, 1998.


                                     II-1

 10.31a/         Non-Employee Directors' Stock Plan of Granite Broadcasting
                 Corporation, as amended through April 28, 1998.

 12.*            Statement of Computation of Financial Ratios.

 23.1*           Consent of Independent Auditors (Ernst & Young LLP).

 23.2a/          Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                 (included in Exhibit 5).

 24.a/ Power of Attorney for the Company (included on signature pages hereto).

 25.a/ Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the Bank of New York, as Trustee for the Notes.

 99.1*           Letter of Transmittal (to be filed by amendment).

 99.2*           Notice of Guaranteed Delivery (to be filed by amendment).

 99.3a/          Exchange and Registration Rights Agreement dated as of
                 May 11, 1998, between the Company and the Initial Purchasers.




-------------

a/ Incorporated by reference to the similarly numbered exhibits to the Company's Registration Statement on Form S-4 (Registration No. 333-56327) filed on June 8, 1998.

*  Filed herewith.

Item 22. Undertakings



      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.



      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 2nd day of July, 1998.

                                  GRANITE BROADCASTING CORPORATION


                                  By: /s/ W. DON CORNWELL
                                     -------------------------------------
                                        W. Don Cornwell
                                        Chief Executive Officer and
                                        Chairman of the Board of Directors


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


     Signature                             Title                           Date
     ---------                             -----                           ----

/s/ W. DON CORNWELL       Chief Executive Officer (Principal       July 2, 1998
----------------------    Executive Officer) and Chairman of
W. Don Cornwell           the Board of Directors

    STUART J. BECK*
----------------------    President and Secretary (Principal
Stuart J. Beck            Financial Officer) and Director          July 2, 1998

    LAWRENCE I. WILLS*
----------------------    Vice President - Finance and Controller
Lawrence I. Wills         (Principal Accounting Officer)           July 2, 1998

    ROBERT E. SELWYN, JR.*
----------------------
Robert E. Selwyn, Jr.     Chief Operating Officer and Director     July 2, 1998

    MARTIN F. BECK*
----------------------    Director                                 July 2, 1998
Martin F. Beck

    JAMES L. GREENWALD*
----------------------         Director                            July 2, 1998
James L. Greenwald

    VICKEE JORDAN ADAMS*
----------------------         Director                            July 2, 1998
Vickee Jordan Adams

    EDWARD DUGGER III*
----------------------          Director                           July 2, 1998
Edward Dugger III

    CHARLES J. HAMILTON, JR.*
----------------------------    Director                            July 2, 1998
Charles J. Hamilton, Jr.




    MIKAEL SALOVAARA*
----------------------    Director                                 July 2, 1998
Mikael Salovaara

    THOMAS R. SETTLE*
----------------------    Director                                 July 2, 1998
Thomas R. Settle

*By: /s/ W. DON CORNWELL
     -------------------
         W. Don Cornwell
         Attorney-in-Fact


                                INDEX TO EXHIBITS



Exhibit
Number                            Exhibit
------                            -------
  1.a/           Purchase Agreement, dated May 6, 1998,
                 between the Company and the Purchasers named
                 therein.

 4.49a/ Indenture dated as of May 11, 1998, between the Company and The Bank of New York, as
                 Trustee, relating to the Company's 87/8%
                 Senior Subordinated Notes due May 15, 1998
                 (including form of note).

  5.a/           Legal Opinion of Akin, Gump, Strauss, Hauer &
                 Feld, L.L.P. concerning the legality of the securities being registered.

 8.1*            Legal Opinion of Akin, Gump, Stauss, Hauer &
                 Feld, L.L.P. concerning certain tax matters.

 10.15a/         Granite Broadcasting Corporation Management
                 Stock Plan, as amended through April 28, 1998.

 10.31a/         Non-Employee Directors' Stock Plan of Granite
                 Broadcasting Corporation, as amended through
                 April 28, 1998.

 12.*            Statement of Computation of Financial Ratios.

 23.1*           Consent of Independent Auditors (Ernst &
                 Young LLP).

 23.2a/          Consent of Akin, Gump, Strauss, Hauer & Feld,
                 L.L.P. (included in Exhibit 5).

 24.a/ Power of Attorney for the Company (included on signature pages hereto).

 25.a/           Form T-1 Statement of Eligibility and
                 Qualification under the Trust Indenture Act of 1939, as amended, of the Bank of New York, as Trustee for the Notes.

 99.1*           Letter of Transmittal (to be filed by
                 amendment).

 99.2* Notice of Guaranteed Delivery (to be filed by amendment).

 99.3a/ Exchange and Registration Rights Agreement dated as of May 11, 1998, between the Company and the Initial Purchasers.

-------------

a/ Incorporated by reference to the similarly numbered exhibits to the Company's Registration Statement on Form S-4 (Registration No. 333-56327) filed on June 8, 1998.

*   Filed herewith.
